Exhibit 10.3

LOAN AGREEMENT

Dated as of February 6, 2018

By and Between

BOP FIGat7th LLC,

a Delaware limited liability company,

as Borrower,

and

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation,

as Lender

Property:

Figat7th,

735 South Figueroa Street, Los Angeles CA

Loan Amount: $58,500,000

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 6, 2018 (the “Execution Date”), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, having an address at One MetLife Way, Whippany, NJ 07981-1449 (together with its successors and assigns, “Lender”), and BOP FIGat7th LLC, a Delaware limited liability company, having an address at c/o Brookfield Property Partners, L.P., 250 Vesey Street, 15th Floor, New York, NY 10281-1023 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.             DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Accelerated Loan Amount” shall mean, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees.

“Actions” shall have the meaning set forth in Section 5.1.2.

“Advance Date” shall mean the date funds are first disbursed to Borrower under the Loan.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common ownership or Control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“ALTA” shall mean American Land Title Association or any successor thereto.

1	LOAN AGREEMENT

“Approved Plans and Specifications” shall have the meaning set forth in Section 6.2.3(a).

“Architect” shall have the meaning set forth in Section 6.2.3(a).

“Assignment of Leases” shall mean that certain first priority Assignment of Leases, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement dated as of the date hereof by Borrower and Manager in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“BAM” means Brookfield Asset Management, Inc., an Ontario corporation.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Transfer” shall have the meaning set forth in Section 8.1.1.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower Party” shall have the meaning set forth in Section 12.20(a).

“Borrower’s Constituents” means the Persons who hold any direct or indirect interest in Borrower, irrespective of the number of tiers through which such interests are held, including without limitation the partners, members, shareholders, trustees and beneficiaries of Borrower, and each of their respective direct and indirect constituents (provided however, that unless otherwise expressly stated herein, representations and covenants herein pertaining to Borrower’s Constituents do not apply with respect to Excluded Constituents.

“Borrower’s Second Notice” shall have the meaning set forth in Section 5.1.9(b).

“BPY” means Brookfield Property Partners, a Bermuda limited partnership.

“Broker” shall have the meaning set forth in Section 12.19.

“Business Day” shall mean any day, Monday through Friday, on which Lender is conducting normal business operations.

“Business Income” shall mean the sum of (i) the total anticipated gross income from occupancy of the Property, (ii) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums, and taxes) that are the obligation of Tenants or occupants to Borrower, (iii) the fair market rental value of any portion of the Property occupied by Borrower, and (iv) any other amounts payable to Borrower or to any affiliate of Borrower pursuant to the Leases.

2	LOAN AGREEMENT

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Condemnation” shall mean a temporary or permanent taking by reason of any condemnation or similar eminent domain proceeding or by grant or conveyance in lieu of condemnation or eminent domain.

“Condemnation Proceeds” shall mean any and all compensation, awards, damages, proceeds and payments or relief for the Condemnation paid in connection with a Condemnation in respect of all or any part of the Property.

“Contractor” shall have the meaning set forth in Section 6.2.3(a).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person (subject to the rights of others to approve significant decisions), whether through ownership of voting securities, by contract or otherwise. The definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by.”

“Controlling Person” shall have the meaning set forth in Section 8.1.2(iii).

“Customary Negotiated Modifications” shall have the meaning set forth in Exhibit B.

“Default Rate” shall mean an annual rate equal to the Interest Rate plus four percent (4%).

“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the date hereof, executed by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“EPI” shall have the meaning set forth in Section 6.1.1(a)(3).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Excluded Constituents” means Borrower’s Constituents who both (i) hold no managerial or controlling position or interest in Borrower or in any entity that directly or indirectly Controls Borrower, and (ii) whose only direct and indirect interests in Borrower are as holders of publicly traded shares, limited partnership interests and/or limited liability company interests, in each case aggregating less than 20 percent of the direct or indirect equity in Borrower.

3	LOAN AGREEMENT

“Execution Date” shall have the meaning set forth in the introductory paragraph hereof.

“Existing Leases” shall have the meaning set forth in Section 4.1.16(a).

“Foreclosure” whether or not capitalized, means as the context requires, a judicial or non-judicial foreclosure of real property in accordance with applicable law, which may include a unified sale of real and personal property, and may include any public or private sale or disposition pursuant to Article 9 of the Uniform Commercial Code.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1.1(a)(1).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“General Transfer Requirements” shall have the meaning set forth in Section 8.1.2(iii).

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Guaranty” shall mean any Guaranty of Recourse Obligations, whether dated as of the date hereof or subsequently, executed by Liable Party in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall include without limitation:

(i)       Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of 1986 (Publ. L. 99-499 100 Stat. 1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended;

4	LOAN AGREEMENT

(ii)        Any material, waste or substance which is included within any of the following: (a) any of the definitions of “acutely hazardous waste,” “extremely hazardous waste,” “hazardous waste,” “infectious waste,” “retrograde material,” “volatile organic compound” or “waste” pursuant to Cal. Health & Safety Code Section 25110 et seq.; (b) any chemical known to the State of California to cause cancer or reproductive toxicity as published pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, Cal. Health & Safety Code Sections 25249.5 et seq.; (c) the definition of “hazardous substance” pursuant to Cal. Health & Safety Code Section 25281; (d) the definition of “hazardous substance” as used in the Carpenter Presley Tanner Hazardous Substance Account Act, Cal. Health & Safety Code, Sections 25300 et seq.; (e) either of the definitions of “hazardous materials” or “hazardous substances” pursuant to Cal. Health & Safety Code Section 25501; (f) the definition of “hazardous material” pursuant to Cal. Health & Safety Code Section 25411; (g) the definition of “asbestos” pursuant to Cal. Health & Safety Code Section 25918; (h) either of the definitions of “air contaminant” or “air pollutant” as used in Cal. Health & Safety Code Sections 39000 et seq.; (i) “waste” or “hazardous substance” pursuant to Cal. Water Code Section 13050; and (j) mold under such conditions or circumstances as would require abatement to render or maintain the Property in condition fit for its intended use;

(iii)       Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives; or (G) radioactive materials;

(iv)       Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

(v)        Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

“IFRS” shall mean International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Impairment of the Security” shall mean either or both of the following: (i) Lender determines in its reasonable discretion that the combination of rental income insurance and the rent projected to be paid under Leases with respect to which no termination rights are triggered by the applicable casualty or Condemnation (taking into account the applicable circumstances) will not be sufficient to maintain a debt service coverage ratio of not less than 1.20 (as reasonably calculated by Lender) throughout the Restoration and any applicable period of re-leasing; and/or (ii) the casualty or damage exceeds the Materiality Threshold and the time to substantially complete Restoration of the Property is reasonably estimated by Lender to extend beyond the 60th day prior to maturity of the Loan.

5	LOAN AGREEMENT

“Impositions” shall mean real estate and other taxes and assessments which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property.

“Improvements” shall have the meanings set forth in the granting clauses of the Security Instrument and the Parking Parcels Security Instrument, as applicable. Further, except where expressly provided otherwise, the term “Improvements” as used herein includes the Parking Structure and related improvements.

“Insolvent Entity” shall have the meaning set forth in Section 11.1(c).

“Insurance Proceeds” shall mean all insurance proceeds payable to Borrower or Parking Sub in connection with the Property whether or not such insurance coverage is specifically required under the terms of this Agreement.

“Interest Rate” shall mean a rate per annum equal to 3.88%.

“Investor” shall have the meaning set forth in Section 10.1.

“Late Charge” shall mean an amount equal to four cents ($0.04) for each dollar that is overdue.

“Lease” shall mean all leases and all other agreements for possession of all or any portion of the Property, including all of the same now or hereafter existing, and all extensions, modifications, amendments, expansions and renewals of any of the same and all Lease Guaranties.

“Lease Guaranty” shall mean every guarantee of any obligation under any Lease, including all modifications and amendments to such guaranties.

“Leasing Guidelines” shall mean the Leasing Guidelines attached to this Agreement as Exhibit B, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement by Lender.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lender’s Address for Insurance Notification” shall mean: Metropolitan Life Insurance Company, its affiliates and/or successors and assigns, One MetLife Way, Whippany, New Jersey 07981-1449, Attention: Real Estate Investors Insurance Manager.

“Liable Party” shall mean Brookfield DTLA Holdings, LLC, a Delaware limited liability company, and any other Person now or hereafter executing any guaranty (that is accepted by Lender) of any of Borrower’s obligations under the Loan Documents.

“Liens and Encumbrances” shall mean any lien or encumbrance on the Property or the Collateral, including deeds of trust, mortgages, security interests, conditional sales, mechanic liens, tax liens or assessment liens (including any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan) regardless of whether or not they are subordinate to the lien created by the Security Instrument, the Parking Parcels Security Instrument, and/or the Pledge Agreement.

6	LOAN AGREEMENT

“Loan” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Loan Amount” shall equal $58,500,000.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Parking Parcels Security Instrument, the Parking Parcels Assignment of Leases, the Pledge Agreement, the Assignment of Management Agreement and any and all other documents now or hereafter executed and/or delivered to and accepted by Lender for the purpose of evidencing or securing the Loan (except the Environmental Indemnity and the Guaranty, if any), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Environmental Indemnity and the Guaranty, if any, are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.

“Lot 4 Co-Ownership Agreement” shall mean the Amended and Restated Lot 4 Co-Ownership Agreement dated as of September 10, 2014 by and among EYP Realty, LLC, Maguire Properties – 777 Tower, LLC, Maguire Properties – 755 S. Figueroa, LLC and Borrower recorded as Instrument No. 20140962892 in the Official Records of Los Angeles County.

“Management Agreement” shall mean the Management and Leasing Agreement, dated as of September 10, 2014, together with all amendments thereto prior to the date hereof, entered into by and between Borrower and Manager, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Brookfield Properties Management (CA) Inc., a Delaware corporation, or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Change” shall mean a material adverse change in (i) the condition (financial, physical or otherwise) of the Property and/or (ii) the financial condition of Borrower or Parking Sub that, taken as a whole, would reasonably be expected to impair the ability of either of them to perform its material obligations under the Loan Documents to which it is a party.

“Material Agreements” shall mean any contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the S-1 Lease, the Management Agreement and the Leases) under which there is an obligation of Borrower to pay more than $250,000 per annum, which agreement, if terminated, would require a termination fee or similar consideration in an amount equal to or greater than $250,000.

“Materiality Threshold” shall have the meaning set forth in Section 6.2.

“Maturity Date” shall mean March 1, 2023.

7	LOAN AGREEMENT

“MetLife” shall have the meaning set forth in Section 4.1.28.

“Monthly Installment” shall mean equal monthly installments of interest only at the Interest Rate each in the amount of $189,150.00.

“Net Condemnation Proceeds” shall mean all Condemnation Proceeds less the cost, if any, to Lender of recovering the Condemnation Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Net Insurance Proceeds” shall mean Insurance Proceeds less the cost, if any, to Lender of recovering the Insurance Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Note” shall mean that certain Promissory Note, dated as of the date hereof, in the original principal amount of Fifty-Eight Million, Five Hundred Thousand Dollars and 00/100 ($58,500,000), made by Borrower in favor of Lender, as the same may be hereinafter amended, consolidated, split, severed, restated, replaced (whether by one or more replacement notes), supplemented, renewed, extended or otherwise modified from time to time.

“O&M Agreement” shall mean an Operations and Maintenance Agreement with respect to the Property, if any, reviewed and approved by Lender in connection with underwriting the Loan.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Parking Parcels” means Lot 5 and Lot 6 in each case designated as such on Tract Map 32622 recorded in the Official Records in Book 1098 pages 83 through 86 of maps.

“Parking Parcels Assignment of Leases” shall mean that certain Assignment of Leases dated as of the date hereof from Parking Sub, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Parking Parcels Security Instrument” shall mean that certain Deed of Trust, Security Agreement and Fixture Filing dated as of the date hereof executed and delivered by Parking Sub as security for the Loan and encumbering the Parking Parcels, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Parking Structure” means the parking structure which rests on Lot 4 and extends through Lot 5, Lot 6, Lot 7 and Lot 8 (and may be expanded to Lot 9), in each case designated as such on Tract Map 32622 recorded in the Official Records in Book 1098 pages 83 through 86 of maps.

8	LOAN AGREEMENT

“Parking Sub” means BOP Figat7th Parking LLC, a Delaware limited liability company.

“Parking Sub Transfer” shall have the meaning set forth in Section 8.1.1.

“Permitted Encumbrances” shall mean (i) liens for Impositions not yet due and payable or liens arising after the date hereof which are being contested in good faith by appropriate proceedings that are promptly instituted and diligently conducted in compliance with Section 5.3 hereof (including mechanics liens and other statutory liens, in each case satisfying the foregoing criteria); (ii) immaterial easements and rights of way, the exercise of rights under which do not adversely affect the current use and operation of the Property; (iii) those property specific exceptions to title recorded in the real estate records of the county where the Property is located and contained in Schedule B-1 of the title insurance policy or policies which have been approved by Lender; (iv) liens in favor of Lender under the Security Instrument, the Parking Parcels Security Instrument, and the other Loan Documents; (v) rights of existing and future Tenants, as tenants only, pursuant to Leases existing as of the date hereof or entered into in accordance with Section 5.1.9; (vi) liens of Permitted Equipment Financing; and (vii) such other title exceptions as Lender (and, if applicable, the applicable Rating Agencies) may approve in writing in their sole discretion. Notwithstanding the foregoing, Permitted Encumbrances shall not include any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan.

“Permitted Equipment Financing” shall have the meaning set forth in Section 8.3.

“Permitted Indebtedness” shall have the meaning set forth in Section 8.3.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the Security Instrument.

“Plan” shall have the meaning set forth in Section 4.1.5.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement of even date herewith by Borrower in favor of Lender.

“Pledged Certificate” shall have the meaning set forth in the Pledge Agreement.

“Policies” and “Policy” shall mean all insurance provided for in Section 6.1.1(b) and obtained under valid and enforceable policies.

“Post-Closing Agreement” shall mean that certain Post-Closing Agreement of even date herewith by Borrower in favor of Lender.

9	LOAN AGREEMENT

“Premiums” shall mean all premiums for the insurance policies required under this Agreement.

“Prepayment Fee” shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by (x – y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 50 basis points compounded semi-annually, and (y) is the amount of the principal then outstanding immediately prior to the prepayment, or (B) one percent (1%) of the amount of the principal being prepaid.

“Prepayment Ratio” shall mean a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding immediately prior to the prepayment.

“Property” shall mean the fee and leasehold estates of Borrower, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Security Instrument and the property description attached thereto. Further, except where expressly provided otherwise, the term “Property” as used herein includes the Parking Parcels.

“Property Condition Report” shall have the meaning set forth in Section 4.1.6.

“Rating Agencies” shall mean any nationally recognized statistical rating agency which has assigned a rating to any Securities.

“REA” shall mean that certain Amended and Restated Owners’ Operating and Reciprocal Easement Agreement dated June 20, 1986 by and among Seventh Street Plaza Associates, The Community Redevelopment Agency of the City of Los Angeles, California, and PPLA Plaza Limited Partnership (the “Original REA”) recorded as Instrument No. 87-885291 in the official records of Los Angeles County, California, as amended by that certain Amendment No. 1 to Amended and Restated Owners’ Operating and Reciprocal Easement Agreement dated December 5, 1990 (“Amendment No. 1”) and as further amended by that certain Amendment No. 2 to Amended and Restated Owners’ Operating and Reciprocal Easement Agreement dated January 1, 1993, as the same may be further amended.

“Remedial Work” shall mean any investigation or monitoring of site conditions or any cleanup, containment, restoration, removal or other remedial work.

“Rent Roll” shall have the meaning set forth in Section 4.1.16(a).

“Rents and Profits” shall mean collectively all present and future income, rents, revenue, profits, proceeds, accounts receivables and other benefits from the Property and all deposits made with respect to the Property, including, but not limited to, any security given to utility companies by Borrower, any advance payment of real estate taxes or assessments, or insurance premiums made by Borrower and all claims or demands relating to such deposits and other security, including claims for refunds of tax payments or assessments, and all Insurance Proceeds.

10	LOAN AGREEMENT

“Request for Payment” shall have the meaning set forth in Section 6.2.3(b)(ii).

“Required Insurance” shall have the meaning set forth in Section 6.1.1(f).

“Requirements” shall mean all laws, ordinances, orders, covenants, conditions and restrictions (including the REA) and other requirements relating to land and building design and construction, use and maintenance, that may now or hereafter pertain to or affect the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, parking, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes and requirements applicable to the Property, including permits, licenses and/or certificates that may be necessary from time to time to comply with any of the these requirements.

“Requirements for Restoration” shall have the meaning set forth in Section 6.2.3.

“Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any environmental permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

“Restoration” shall have the meaning set forth in Section 6.2.1(b).

“Restoration Funds” shall have the meaning set forth in Section 6.2.3(a).

“S-1 Lease” shall mean that certain Lease dated as of January 31, 2018 by and between EYP Realty, LLC and Borrower pertaining to certain space located on the S-1 level of Lot 1 of Tract 71804 (per the subdivision map recorded in Book 1379, Pages 42 to 48, in the real property records of the County of Los Angeles) comprised of (i) truck docks, elevator area, and trash compactor area of approximately 4,501 square feet and any equipment associated with the truck dock and loading facilities (e.g., bay doors, dock pads, bumpers, etc.), and (ii) chiller room containing approximately 815 square feet.

“S-1 Lessor” shall mean EYP Realty, LLC as the current lessor under the S-1 Lease, together with its successors and assigns in such capacity.

“Secondary Financing” shall have the meaning set forth in Section 8.2.

11	LOAN AGREEMENT

“Secured Indebtedness” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Securities” shall have the meaning set forth in Section 10.1.

“Security Instrument” shall mean that certain first priority Deed of Trust, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Servicer” shall mean a servicer, if any, selected by Lender to service the Loan.

“Special Purpose Entity” shall have the meaning in Provision 5.1.16.

“Standard Lease Form” shall have the meaning set forth in Exhibit B.

“State” shall mean the state where the Property is located.

“Sub-REA” shall mean the Reciprocal Easement and Cost Sharing Agreement dated as of September 10, 2014 by and between EYP Realty, LLC, Borrower and Parking Sub, recorded as Instrument No. 201440962893 in the Official Records of Los Angeles County.

“Target Lease” means that certain Lease dated November 1, 2010 between Target Corporation and EYP Realty, LLC, as the same has been amended.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Terms Letter” shall mean that certain letter agreement dated as of January 19, 2018 between Borrower and Lender.

“Title Insurance Policies” shall mean (i) an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property (other than the Parking Parcels) and insuring the lien of the Security Instrument, together with such endorsements and affirmative coverage as Lender may require, and (ii) an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Parking Parcels and insuring the lien of the Parking Parcels Security Instrument, together with such endorsements and affirmative coverage as Lender may require.

“Transfer” shall have the meaning set forth in Section 8.1.

12	LOAN AGREEMENT

“Treasury Rate” shall mean the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Loan, as quoted in the Federal Reserve Statistical Release H. 15 (519) under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Lender shall select a comparable rate.

“UCC” or “Uniform Commercial Code” ” shall mean the Uniform Commercial Code as in effect in the jurisdiction(s) whose law applies with respect to any applicable provision herein where either of those terms is used.

“Unsecured Obligations” means any obligations evidenced by or arising under the Environmental Indemnity.

“Use” shall mean a Class ‘A’ retail center comprised of 2 buildings with a total of approximately 328,283 square feet and a total of 510 parking spaces on an approximately 3.85 acre site located in Downtown Los Angeles, California.

“Work” shall have the meaning set forth in Section 6.2.3(a).

Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document, the Guaranty, if any, or the Environmental Indemnity to any Loan Document shall be deemed to mean such Loan Document, Guaranty, if any, or Environmental Indemnity (as applicable) as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.           THE LOAN

Section 2.1    The Loan.

2.1.1      Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Advance Date.

2.1.2      Single Disbursement to Borrower. Borrower shall receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3      The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

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Section 2.2    Interest Rate.

2.2.1      Payment of Principal and Interest. Principal and interest under this Agreement and the Note shall be payable as follows:

(a)          Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate. Interest for the month in which the Advance Date occurs shall be paid in advance on the Advance Date. The Monthly Installment of interest only shall be paid by Borrower to Lender on the first day of each calendar month thereafter until the Maturity Date.

(b)          On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by the Note, all accrued and unpaid interest, and all other unpaid amounts of the Secured Indebtedness shall become immediately payable in full.

(c)          Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

(d)          Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

Section 2.3    Application of Payments. At the election of Lender, and to the extent permitted by law, all payments shall be applied in the order selected by Lender to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

Section 2.4    Security. The covenants of the Security Instrument, the Parking Parcels Security Instrument, and the Pledge Agreement are incorporated by reference into this Agreement. The Note shall evidence, and the Security Instrument, the Parking Parcels Security Instrument, and the Pledge Agreement shall secure, the Secured Indebtedness.

Section 2.5    Late Charge. If any payment of interest is not paid within seven (7) days after the due date, Lender shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Lender may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

Section 2.6    Acceleration Upon Event of Default. At the option of Lender, at any time when an Event of Default exists, the Accelerated Loan Amount shall become immediately due and payable.

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Section 2.7    Interest Upon Event of Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all Events of Default are cured.

Section 2.8    Limitation on Interest. The agreements made by Borrower with respect to this Agreement, the Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Lender exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Agreement, the Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Lender shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Lender shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Lender’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of the Loan.

Section 2.9    Prepayment. Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Loan except as expressly set forth in this Section 2.9 or in Section 8.1.3. During the 120-day period prior to the Maturity Date, Borrower may prepay the Loan without a Prepayment Fee on 10 days’ prior written notice to Lender. In addition, commencing on March 1, 2020, Borrower may prepay the Loan with a Prepayment Fee on 10 days’ prior written notice to Lender. No more than two times during any calendar year, Borrower may rescind its notice of intention to prepay in writing, which notice of rescission shall be provided to Lender no less than 5 days prior to the date specified in Borrower's prepayment notice as the prepayment date, provided that Borrower shall be responsible for any actual out-of-pocket third-party costs and expenses incurred as a result of such rescission. Thereafter in such calendar year, any prepayment notice given by Borrower shall be irrevocable and may not be withdrawn, and the Accelerated Loan Amount shall become due and payable on the date specified in such prepayment notice.

2.9.1      Prepayment Fee. Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, or (ii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, in each case to the extent occurring before the 120th day prior to the originally scheduled Maturity Date, then to compensate Lender for the loss of the investment, Borrower shall pay to Lender an amount equal to the Prepayment Fee. No prepayment fee or premium shall be payable in connection with a mandatory repayment of the Loan upon a casualty or Condemnation.

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2.9.2      Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Lender has relied upon the anticipated investment return under the Note and this Agreement in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of the Note and this Agreement requires a Prepayment Fee, shall include the Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the intent, expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Lender that the amounts advanced under the Note and this Agreement would not be prepaid during the term of the Loan, or if any such prepayment would occur, the Prepayment Fee would apply (except as expressly permitted by the terms of the Note and this Agreement). Borrower also agrees that the Prepayment Fee represents the reasonable estimate of Lender and Borrower of a fair average compensation for the loss that may be sustained by Lender as a result of a prepayment of the Loan and it shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 OR OTHER APPLICABLE LAW, IF ANY, TO PREPAY THE LOAN, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THE LOAN, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THE LOAN IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THE LOAN BY LENDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THIS AGREEMENT, THE SECURITY INSTRUMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THEN BORROWER SHALL BE OBLIGATED TO PAY LENDER CONCURRENTLY THE PREPAYMENT FEE. BY EXECUTING THE NOTE AND THIS AGREEMENT, BORROWER AGREES THAT LENDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

Borrower’s Initials:	JK

BORROWER’S INITIALS PAGE

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III.          TAXES, LIENS AND ENCUMBRANCES AND OTHER CHARGES.

Section 3.1    Payment of Impositions. Unless otherwise paid to Lender as provided in Section 5.1.14, Borrower shall pay all Impositions. Subject to Borrower’s right to contest as set forth in Section 5.3, the Impositions shall be paid not later than ten (10) days before the dates on which the particular Imposition would become delinquent and Borrower shall produce to Lender receipts of the imposing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment of the Imposition in full. In the event of the passage, after the Execution Date, of any law which deducts from the value of the Property, for the purposes of taxation, any lien or security interest encumbering the Property, or changing in any way the existing laws regarding the taxation of mortgages, deeds of trust and/or security agreements or debts secured by these instruments, or changing the manner for the collection of any such taxes, and the law has the effect of imposing payment of any Impositions upon Lender, at Lender's option, the Secured Indebtedness shall immediately become due and payable. Notwithstanding the preceding sentence, the Lender's election to accelerate the Loan shall not be effective if (1) Borrower is permitted by law (including, without limitation, applicable interest rate laws) to, and actually does, pay the Imposition or the increased portion of the Imposition and (2) Borrower agrees in writing to pay or reimburse Lender for the payment of any such Imposition which becomes payable at any time when the Loan is outstanding.

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IV.         REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1     Organization.

(a)         The execution of the Loan Documents and the Environmental Indemnity have been duly authorized and there is no provision in the organizational documents of Borrower or Parking Sub requiring further consent for such action by any other Person.

(b)         Borrower and Parking Sub each is duly organized, validly existing and is in good standing under the laws of the state of its formation and is qualified to do business in the State, and each of them has all necessary licenses, authorizations, registrations, permits and/or approvals to own its properties and to carry on its business as presently conducted.

(c)         The execution, delivery and performance of the Loan Documents and the Environmental Indemnity will not result in Borrower’s or Parking Sub’s being in default under any provision of its organizational documents or of any deed of trust, mortgage, lease, credit or other agreement to which it is a party or which affects it or the Property or the Collateral.

(d)         The Loan Documents and the Environmental Indemnity have been duly authorized, executed and delivered by Borrower (and Parking Sub as applicable), and constitute valid and binding obligations of Borrower (or Parking Sub as applicable) which are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws limiting the rights of creditors generally.

4.1.2      Litigation. None of Borrower, Parking Sub, nor to the knowledge of Borrower, any of Borrower’s Constituents is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s or Parking Sub’s ability to perform its obligations under the Loan Documents or the Environmental Indemnity.

4.1.3      Agreements. Neither Borrower nor Parking Sub is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to materially and adversely affect the condition (financial or other) or operations of the Property or Borrower or Parking Sub or either of their ability to perform its obligations hereunder or under the Loan Documents or the Environmental Indemnity. To Borrower’s knowledge, neither Borrower nor Parking Sub is in default of its material obligations under any instruments and agreements affecting the Property, whether or not of record, including without limitation all covenants and agreements by and between Borrower and/or Parking Sub and any governmental or regulatory agency pertaining to the development, use or operation of the Property.

4.1.4      Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower or Parking Sub of this Agreement or any of the other Loan Documents or the Environmental Indemnity or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Borrower.

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4.1.5      No Plan Assets. (i) Each of Borrower and Parking Sub is acting on its own behalf and neither of them is an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Code (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) neither Borrower’s nor Parking Sub’s assets constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.

4.1.6     Compliance. Except as otherwise disclosed in the Property Condition Assessment Report dated January 17, 2018 prepared by EBI Consulting and obtained by Lender in connection with the Loan (the “Property Condition Report”) , the Improvements and their Use comply in all material respects with (and no notices of violation have been received in connection with) all Requirements, and Borrower and Parking Sub shall at all times comply in all material respects with all present or future Requirements affecting or relating to the Property and/or the Use.

4.1.7     Zoning. The zoning approval for the Property and the Parking Structure is not dependent upon the ownership or use of any property which is not encumbered by the Security Instrument or the Parking Parcels Security Instrument or adequately provided for in the REA and Sub-REA.

4.1.8     Financial Information. All financial statements, including, without limitation, the statements of cash flow and income and operating expense, that have been prepared by Borrower or its Affiliates and delivered to Lender in respect of the Property and/or in connection with the Loan (i) are true and correct in all material respects as of the date of such reports, (ii) in all material respects accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP or IFRS throughout the periods covered. Neither Borrower nor Parking Sub has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are, individually or in the aggregate, reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in the most recent financial statements of Borrower delivered to Lender. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Parking Sub or the Property from that set forth in the financial statements.

4.1.9      Casualty and Condemnation. Except as expressly approved by Lender in writing, to Borrower’s knowledge, no casualty or damage to any part of the Property that would cost more than $50,000 to restore or replace has occurred which has not been fully restored or replaced. To Borrower’s knowledge, no part of the Property has been taken in Condemnation or other similar proceeding or transferred in lieu of Condemnation. Neither Borrower nor Parking Sub has received notice of any proposed Condemnation or other similar proceeding affecting the Property. To Borrower’s knowledge, there is no pending proceeding for the total or partial condemnation of the Property.

19	LOAN AGREEMENT

4.1.10   Enforceability. The Loan Documents and the Environmental Indemnity are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Parking Sub, including the defense of usury, nor to Borrower’s knowledge, would the operation of any of the terms of the Loan Documents or the Environmental Indemnity, or the exercise of any right thereunder, render the Loan Documents or the Environmental Indemnity unenforceable, and neither Borrower nor Parking Sub has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.11  Assignment of Leases. Other than Compass Bank whose assignment will be released contemporaneously herewith, no Person other than Lender has any assignment, lien or security interest in the Leases or any portion of the Rents and Profits due and payable or to become due and payable thereunder.

4.1.12   Insurance. Borrower has obtained and has delivered to Lender evidence of all of the Policies, with all premiums having been paid if the same have become due and payable thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made under any of the Policies except for claims that have been concluded and claims that have been disclosed to Lender in writing, and to Borrower’s knowledge no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.13   Licenses. All authorizations, permits, licenses, including, without limitation liquor licenses, if any, and operating permits, required to allow the Property to be used for the Use are in full force and effect.

4.1.14   [Reserved].

4.1.15    Physical Condition. To Borrower’s knowledge, except as disclosed in the Property Condition Report, the Property is in good repair and condition, free of any material damage. Construction of the Improvements on the Property is complete.

4.1.16   Leases.

(a)         The rent roll attached hereto as Exhibit C (the “Rent Roll”) accurately lists all Leases affecting the Property as of the Execution Date. Borrower has delivered or made available to Lender true, correct and complete copies of all existing Leases, including all existing modifications and amendments, and including all existing Lease Guaranties (collectively, “Existing Leases”). All written agreements between the landlord and Tenant or between the landlord and any guarantor pertaining to any of such Leases are set forth in writing and are included in such copies that have been so delivered.

(b)         To Borrower’s knowledge, there are no monetary defaults or material non-monetary defaults by Borrower under the Existing Leases. To the best of Borrower’s knowledge, there are no monetary defaults or material non-monetary defaults by any Tenants under the Existing Leases nor by any guarantors under the existing Lease Guaranties except to the extent such default is expressly identified as such in the Rent Roll that is attached hereto as Exhibit C. The Existing Leases, including the existing Lease Guaranties, are in full force and effect.

20	LOAN AGREEMENT

(c)          To the Borrower’s knowledge, none of the Tenants now occupying 10% or more of the rentable space at the Property or having a current Lease affecting 10% or more of such rentable space is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(d)          No Existing Lease may be amended, terminated or canceled unilaterally by a Tenant, and no Tenant may be released from its obligations, except in the event of (i) material damage to, or destruction of, the Property, (ii) Condemnation, (iii) the exercise by the Tenant thereunder of an express termination option set forth in the Lease, and (iv) the exercise by the Tenant thereunder of an express termination right set forth in the Lease in the event of an interruption in utilities or services required to be provided by landlord under the Lease.

(e)          Except only for rent and additional rent for the current month and as disclosed on the Rent Roll, or, with respect to security deposits except as set forth in the Leases or in any estoppels delivered to Lender on or prior to the Execution Date, Borrower has not accepted any payment of rent more than one month in advance of its due date, nor any security deposit in an amount exceeding one month’s rent.

4.1.17   Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower or Parking Sub under applicable Requirements in connection with the transfer of the Property to Borrower or Parking Sub have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument and the Parking Parcels Security Instrument, have been paid or are being paid simultaneously herewith. To Borrower’s knowledge, no Impositions are delinquent.

4.1.18   Special Purpose Entity/Separateness.

(a)         Borrower represents to its knowledge that it has not and Parking Sub has not in the past taken any action that would have violated any covenant in Provision 5.1.16 if such covenant then had been in effect.

(b)        The Property has “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)        The representations and warranties set forth in this Provision 4.1.18 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

4.1.19   Solvency. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document or the Environmental Indemnity with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Environmental Indemnity. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

21	LOAN AGREEMENT

4.1.20   Organizational Chart. The organizational chart attached as Exhibit D hereto, relating to Borrower and certain Affiliates and other parties, is true and correct on and as of the date hereof and shows all Persons (other than Excluded Constituents, and other than intermediate entities that directly or indirectly are wholly owned by BPY or BAM) holding direct or indirect ownership interests in Borrower and Parking Sub. Borrower has delivered to Lender true and correct copies of all Borrower’s organizational documents. Except as expressly approved by Lender in writing, there have been no changes in Borrower’s Constituents since the date executed versions of such organizational documents were delivered to Lender. The foregoing representation expressly excludes any transfers of publicly traded shares which are traded on a national exchange and any transfers with respect to holders of direct or indirect interests in Liable Party which interest holders are not controlling, controlled by or under common control with BPY and/or BAM. The foregoing representation is made only as of the date hereof, and as of any other date on which the Loan Documents expressly require Borrower to remake the representations and warranties set forth in the Loan Documents (provided that Borrower may update such deliveries if required to renew such representation after the Execution Date).

4.1.21   Material Agreements. Attached hereto as Schedule 4.1.21 is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.

4.1.22   No Other Debt. Neither Borrower nor Parking Sub has borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

4.1.23   No Bankruptcy Filing. Neither Borrower nor Parking Sub, nor to Borrower’s knowledge, any of Borrower’s Constituents, is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Borrower, no such proceeding is contemplated or threatened (provided that this representation is not made with respect to Excluded Constituents).

4.1.24   Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents or the Environmental Indemnity, or in any written statement furnished by Borrower or Parking Sub pursuant to the terms of this Agreement contains any untrue statement of a material fact. There is no fact or circumstance presently known to Borrower with respect to the current operation and management of the Property (specifically excluding information regarding general market conditions) which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower, Parking Sub, or any of Borrower’s or Parking Sub’s business, operations or condition (financial or otherwise).

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4.1.25   Foreign Person. Borrower represents and warrants that: (i) neither Borrower nor Parking Sub, nor any direct partner, member or stockholder of Borrower or Parking Sub, and no holder of any direct legal or beneficial interest in Borrower or Parking Sub is or will be held by, a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and (ii) no holder of any legal or beneficial interest in a partner, member or stockholder of Borrower or Parking Sub, which is a subsidiary of Liable Party, is or will be held, directly or indirectly by, a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, provided that the representations and covenants in this clause (ii) shall not apply to Excluded Constituents.

4.1.26   No Change in Facts or Circumstances; Disclosure. There has been no material adverse change from the conditions shown in the Terms Letter or in the materials submitted in connection with the Terms Letter or in the credit rating or financial condition of Liable Party, Borrower or Parking Sub. Where materials have been provided and subsequently have been replaced, this representation applies to the most recent replacement and not to any item that was replaced. Where materials have been provided and subsequently have been updated or supplemented, this representation applies to the materials as so updated or supplemented.

4.1.27   Management Agreement. Borrower has provided to Lender a true, correct and complete copy of the Management Agreement. The Management Agreement is in full force and effect and no event of default has occurred thereunder nor to Borrower’s knowledge has any event under the Management Agreement occurred which, but for the giving of notice, or passage of time, or both would be an event of default thereunder. All fees currently due and payable to Manager pursuant to the Management Agreement have been paid in full.

4.1.28   Non-Relationship. Neither Borrower nor Parking Sub nor any partner, director, member or officer of Borrower or Parking Sub nor, to Borrower’s knowledge, any of Borrower’s Constituents is (a) a director or officer of Metropolitan Life Insurance Company (“MetLife”), (b) a parent, son or daughter of a director or officer of MetLife, or a descendent of any of them, (c) a stepparent, adopted child, stepson or stepdaughter of a director or officer of MetLife, or (d) a spouse of a director or officer of MetLife.

4.1.29   US Patriot Act. None of Borrower, Parking Sub nor any partner, member or shareholder of Borrower or Parking Sub is, and no legal or beneficial interest in a partner, member or shareholder of Borrower or Parking Sub is or will be held, directly or indirectly, by a person or entity that appears on a list of individuals and/or entities for which transactions are prohibited by the U.S. Treasury Office of Foreign Assets Control or any similar list maintained by any other Governmental Authority, with respect to which entering into transactions with such person or entity would violate the USA Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation, and Borrower shall provide evidence as reasonably requested by Lender from time to time, to confirm compliance. Borrower’s representations under this Section shall not be applicable to Excluded Constituents.

4.1.30   Criminal Acts. Neither Borrower nor Parking Sub, nor, to Borrower’s knowledge, any of Borrower’s Constituents has been convicted of, or been indicted for a felony criminal offense.

4.1.31   No Defaults. None of Borrower, Parking Sub, nor to Borrower’s knowledge any of Borrower’s Constituents is in default under any mortgage, deed of trust, note, loan or credit agreement, which such default would materially adversely affect Borrower’s ability to perform its obligations under the Loan Documents.

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4.1.32   Parking Sub Organization Borrower has delivered to Lender true and complete copies of all of Parking Sub’s organizational documents, which consist only of those documents that are specifically identified in the Pledge Agreement. No document or instrument that creates or evidences any interest (including any equity or voting interest or assignment of either or both) in Parking Sub exists or ever has existed except only the documents specifically identified above, and the pledge in favor of Compass Bank that is being released contemporaneously herewith, a certain Certificate No. 1 that had been delivered to Compass Bank and that Compass Bank reports as having been lost, and a certain Certificate No 2 that is being delivered to Lender contemporaneously herewith.

4.1.33   Personal Property. Borrower owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except for Permitted Encumbrances and as otherwise expressly approved by Lender in writing. The Personal Property has been purchased by Borrower solely for the purpose of carrying on Borrower’s business. To Borrower’s knowledge, the Personal property has not been bought or used for personal, family, or household purposes.

4.1.34   S-1 Lease. Borrower hereby represents and warrants to Lender the following with respect to the S-1 Lease:

(a)         Recording; Modification. The S-1 Lease and a memorandum of the same has been duly executed by Borrower and S-1 Lessor. Said memorandum shall be duly recorded in the Official Records of Los Angeles County substantially contemporaneously with the Security Instrument. The S-1 Lease permits the interest of Borrower to be encumbered by the Security Instrument or the S-1 Lessor has approved and consented to the encumbrance of the Property by the Security Instrument. There have not been amendments or modifications to the terms of the S-1 Lease since recordation of the S-1 Lease or memorandum thereof.

(b)         No Liens. Except for the Permitted Encumbrances, Borrower’s leasehold interest in the S-1 Lease is not subject to any Liens and Encumbrances superior to, or of equal priority with, the Security Instrument other than S-1 Lessor’s related fee interest.

(c)         S-1 Lease Assignable. Borrower’s interest in the S-1 Lease is assignable without the consent of the S-1 Lessor to Lender, the purchaser at any foreclosure sale or the transferee under an assignment in lieu of foreclosure in connection with the foreclosure of the lien of the Security Instrument or transfer of Borrower’s leasehold estate by assignment in lieu of foreclosure. Thereafter, the S-1 Lease is further assignable by such transferee and its successors and assigns without the consent of the S-1 Lessor.

(d)         Default. As of the date hereof, the S-1 Lease is in full force and effect and no default has occurred under the S-1 Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the S-1 Lease. All rents, additional rents and other sums due and payable as of the date hereof under the S-1 Lease have been paid in full. Neither Borrower nor, to Borrower’s knowledge, the S-1 Lessor under the S-1 Lease has commenced any action or given or received any notice for the purpose of terminating the S-1 Lease.

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(e)         Notice. The S-1 Lease requires the S-1 Lessor to give notice of any default by Borrower to Lender so long as Lender provides S-1 Lessor with any notice required pursuant to the terms of the S-1 Lease. The S-1 Lease further provides that notice of termination given under the S-1 Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the S-1 Lease.

(f)          Cure. Lender is permitted the opportunity (including, where necessary, additional time needed by Lender in the exercise of its reasonable diligence to gain possession of the interest of Borrower under the S-1 Lease) to cure any default under the S-1 Lease, which is curable after the receipt of notice of the default before the S-1 Lessor thereunder may terminate the S-1 Lease, in each case in the manner described in the S-1 Lease.

(g)         New Lease. The S-1 Lease requires the S-1 Lessor to enter into a new lease upon termination of the S-1 Lease for any reason, including rejection or disaffirmation of the S-1 Lease in a bankruptcy proceeding in the manner described in the S-1 Lease.

4.1.35   O&M Agreement. The O&M Agreement, if any, is in full force and effect and there is no material default thereunder by any party thereto.

4.1.36   REA, Sub-REA and Lot 4 Co-Ownership Agreement. Each of the REA, the Sub-REA and the Lot 4 Co-Ownership Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the REA or the Sub-REA or the Lot 4 Co-Ownership Agreement, is in default under any of such documents, and to Borrower’s knowledge no notices of default have been given thereunder. The REA has not been modified, amended or supplemented, except by the Sub-REA and by the Lot 4 Co-Ownership Agreement and as set forth in the definition of REA herein. The Sub-REA and the Lot 4 Co-Ownership Agreement has not been modified, amended or supplemented. The “Retail OREA” (as defined in the REA) has expired and is no longer of any force or effect. There are no “Majors” (as defined in the REA) having Leases at the Property or having rights under the REA.

Section 4.2    Warranty of Title. Borrower is the sole legal and beneficial owner of, and has good title to, the Collateral, free and clear of any Liens and Encumbrances. Upon (a) the execution and delivery to Lender of the Pledge Agreement, (b) the filing of any UCC financing statements contemplated by the Pledge Agreement and (c) the taking of possession by Lender or its agent of the original, executed and delivered Pledged Certificate and Assignment of Interest, Lender will have a perfected, first priority security interest in all of the Collateral.

V.          BORROWER COVENANTS

Section 5.1    Borrower Affirmative Covenants. From the date hereof until payment of the Secured Indebtedness in full, Borrower hereby covenants and agrees with Lender that:

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5.1.1      Existence; Compliance with Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and Parking Sub’s existence, rights, licenses, permits and franchises, and will comply (and cause Parking Sub to comply) with all present and future Requirements affecting or relating to Borrower, Parking Sub, the Property and/or the Use. Neither Borrower nor Parking Sub shall use or permit the use of the Property, or any part thereof, for any illegal purpose. Borrower shall furnish to Lender, on request, proof of compliance with the Requirements.

5.1.2      Litigation.

(a)          Borrower shall immediately notify Lender of the commencement, or receipt of written notice, of any and all actions or proceedings or other material matter or claim (i) affecting the Property (other than insured claims that are within policy limits), and/or (ii) affecting the interest of Lender under the Loan Documents, including, without limitation, any written notices given or received by Borrower or with respect to the Property under the REA (collectively, “Actions”). Borrower shall appear in and defend any Actions and (subject to the provisions of Section 6.1.2 herein or other provisions of the Loan Documents to the contrary) Borrower may settle any such Actions, except that Trustor shall not: (i) enter into any settlement for an amount of more than $4,000,000 that is not covered by insurance and within applicable policy limits without Lender’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and (ii) settle any Action in which Lender has been named without obtaining releases of Lender in form and substance satisfactory to Lender.

(b)          Lender shall have the right, after reasonable advance notice to Borrower and the failure of the Borrower to take appropriate action (except that such failure shall not be required where Lender is named as a party to the applicable Action), at the cost and expense of Borrower, to institute, maintain and participate in Actions and take such other action, as it may deem appropriate in the good faith exercise of its discretion to preserve or protect the Property and/or the interest of Lender under the Loan Documents. Any money paid by Lender under this Section shall be reimbursed to Lender in accordance with Section 7.6 of the Security Instrument. Notwithstanding the foregoing, if Borrower would be obligated hereunder to indemnify Lender for costs or liabilities incurred in the settlement of an Action, then absent an Event of Default, Lender shall not settle the same without Borrower’s consent, which consent Borrower shall not unreasonably withhold, delay or condition.

5.1.3      Evidence of Compliance; Access to Property. Upon request, Borrower shall deliver to Lender evidence of compliance with the representations and warranties of Borrower set forth in Sections 4.1.5, 4.1.25, 4.1.28 and 4.1.29 of this Agreement satisfactory to Lender in its reasonable discretion. Lender shall have the right upon reasonable prior notice, at any time and from time to time during normal business hours, subject to the rights of Tenants, to enter the Property in order to ascertain Borrower's compliance with the Loan Documents, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by tenants. Borrower shall reasonably cooperate with Lender performing these inspections. Lender shall be accompanied by a representative of Borrower in such entry provided that Borrower makes such representative available upon such prior reasonable notice, and in any event, within two Business Days after notice of Lender’s intent to enter the Property. Lender’s rights hereunder include its rights under California Civil Code Section 2929.5, as such Section may be amended from time to time. Borrower shall pay all costs incurred by Lender in connection with any such inspections, except as may otherwise be provided in such Section 2929.5.

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5.1.4     Books and Records; Financial Reporting. Borrower shall keep adequate books and records of account in accordance with GAAP or IFRS, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and furnish to Lender (which may be furnished in electronic format):

(a)         quarterly certified rent rolls signed and dated by Borrower, detailing the names of all tenants of the Improvements, the portion of Improvements occupied by each tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender, within forty-five (45) days after the end of each fiscal quarter;

(b)         a quarterly operating statement of the Property and quarterly year-to-date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower (as being true and correct in all material respects) in the form reasonably required by Lender, and if Borrower has obtained the same (although Borrower has no obligation to do so), any quarterly operating statement prepared by an independent certified public accountant, within thirty to sixty (30 to 60) days after the close of each fiscal quarter of Borrower;

(c)         an annual balance sheet and profit and loss statement of Borrower prepared and presented in accordance with GAAP or IFRS (or in such other form reasonably acceptable to Lender), prepared and certified by Borrower (as being true and correct in all material respects), as the case may be, or if required by Lender at any time during which an Event of Default exists, audited financial statements for Borrower and Liable Party prepared by an independent certified public accountant acceptable to Lender within one hundred twenty (120) days after the close of each fiscal year of Borrower and Liable Party, as the case may be;

(d)         an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property including cash flow projections for the upcoming one (1) year period and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year (provided that Borrower shall not be required to obtain Lender’s approval with respect to any such budget in the absence of a continuing Event of Default);

(e)         any financial statements required pursuant to the Guaranty, if any.

5.1.5     Property Reports. Upon request from Lender or its representatives and designees, Borrower shall furnish the following in a timely manner to Lender (which may be furnished in electronic format):

(a)         a property management report for the Property, showing the number of inquiries made and/or rental applications received from Tenants or prospective tenants and deposits received from Tenants and any other information requested by Lender, in reasonable detail and certified by Borrower (or an officer, general partner, member or principal of Borrower if Borrower is not an individual) to be true and complete in all material respects, but no more frequently than quarterly; and

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(b)          an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

5.1.6       Additional Financial or Management Information; Right to Audit.

(a)          Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns, if any) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender.

(b)          Borrower shall furnish Lender and its agents convenient facilities for the examination and audit of any such books and records.

(c)           Lender and its representatives shall have the right upon five (5) days’ prior written notice to examine and audit the records, books, management and other papers of Borrower, Parking Sub, and of any guarantor or indemnitor which reflect upon their financial condition and/or the income, expenses and operations of the Property, at the Property or at any office regularly maintained by Borrower or any guarantor or indemnitor where the books and records are located. Lender shall have the right upon reasonable prior notice to make copies and extracts from the foregoing records and other papers. Any such review undertaken in the absence of an Event of Default shall be at Lender’s expense.

5.1.7       Title to the Property. Borrower covenants to warrant and forever defend Lender and the Trustee under the Security Instrument and the Parking Parcels Security Instrument and their respective interests in the Property from and against all persons claiming any interest in the Property, subject to the Permitted Encumbrances (provided, however, that the foregoing exception shall not reduce Borrower’s obligation to comply with Section 5.3 if applicable to such Permitted Encumbrances).

5.1.8       Estoppel Statements.

(a)          Within ten (10) Business Days after a request by Lender, Borrower shall furnish an acknowledged written statement in form satisfactory to Lender (i) setting forth the amount of the Secured Indebtedness, (ii) stating either that no offsets or defenses exist against the Secured Indebtedness, or if any offsets or defenses are alleged to exist, their nature and extent, (iii) whether any Event of Default then exists under the Loan Documents, and (iv) any other matters as Lender may reasonably request (provided the same do not increase the cost to, or liability or obligation of, or decrease the rights of Borrower or Liable Party).

(b)          Borrower shall exercise reasonable efforts to obtain an deliver to Lender, upon request, estoppel certificates from each party under each of the REA, Sub-REA, Lot 4 Co-Ownership Agreement, and S-1 Lease addressing such matters pertaining thereto as Lender may reasonably request, provided that Borrower shall not be required to deliver such certificates more frequently than once in any 12-month period.

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5.1.9       Leases and Other Agreements Affecting the Property.

(a)          Borrower shall perform all material obligations of landlord under any and all Leases. Without limitation, Borrower shall cause Parking Sub to perform all such obligations under Leases of the Parking Parcels. Borrower agrees to furnish Lender true, correct and complete executed copies of all future Leases.

(b)          Borrower shall not, without the prior written consent of Lender, (i) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines which are attached hereto as Exhibit “B”, (provided that Lender shall not unreasonably withhold, condition or delay its approval of new Leases), or (ii) cancel or terminate any Leases except in the case of a default under the applicable Lease unless Borrower has entered into new Leases covering all of the premises of the Leases being terminated or surrendered (provided, however, that Borrower may otherwise terminate or accept surrender of Leases which comply with the Leasing Guidelines so long as the aggregate of all premises under Leases so terminated or surrendered in accordance with this parenthetical, and which premises have not been re-leased, does not exceed 7,500 square feet at any time), or (iii) modify or amend any Leases, or consent to any assignment or subletting with respect thereto, unless both the original Lease (and, if a modification or amendment, the Lease as modified) complies with the Leasing Guidelines, or (iv) accept payment of advance rents or security deposits in an amount in excess of one month's rent or (v) enter into any options granting a right to purchase the Property. Without Lender’s prior written consent, Parking Sub shall not enter into, modify or terminate any Lease with respect to the Parking Parcels.

Any requests for Lender's approval of a Lease or Lease amendment or other matter with respect to which Lender’s approval is required under this Section 5.1.9 shall be made in writing and shall include (w) a cover letter which states at the top of the letter in bold, capitalized letters the following: “PLEASE TAKE NOTICE. THIS IS A REQUEST FOR APPROVAL OF A LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY] FOR THE FIGat7TH LOAN IN LOS ANGELES, CALIFORNIA. YOU HAVE TEN (10) DAYS FROM THE DATE YOU RECEIVE THIS LETTER TO REVIEW AND APPROVE THE ACCOMPANYING LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY]. IF YOU DO NOT RESPOND WITHIN SUCH TEN (10) DAYS, YOU MAY BE DEEMED TO HAVE APPROVED THE LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY]", and (x) a copy of the proposed Lease or Lease amendment or documentation evidencing such other matter, along with such other information as may be reasonably necessary to evaluate Borrower’s request. Lender shall approve or disapprove such submitted Lease or Lease amendment within ten (10) days after receipt by Lender of such request and related documentation. If Lender shall fail to disapprove of any such submitted Lease or Lease amendment for which Lender's approval has been requested within such ten (10) day period, Borrower shall submit a second notice in writing to Lender ("Borrower's Second Notice") which shall include (y) a cover letter which states at the top of the letter in bold, capitalized letters the following: "PLEASE TAKE NOTICE. THIS IS THE SECOND AND FINAL REQUEST FOR APPROVAL OF A LEASE [OR LEASE AMENDMENT][OR OTHER MATTER/SPECIFY] FOR THE FIGat7TH LOAN IN LOS ANGELES, CALIFORNIA. IF YOU DO NOT RESPOND WITHIN FIVE (5) DAYS FROM THE DATE YOU RECEIVE THIS NOTICE, YOU WILL BE DEEMED TO HAVE APPROVED THE LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY]", and (z) a copy of the proposed Lease or Lease amendment, or documentation evidencing such other matter, along with such other information as may be reasonably necessary to evaluate Borrower’s request. If Lender shall fail to disapprove of any such submitted Lease or Lease amendment or other matter for which Lender's approval has been requested within such five (5) day period, Lender shall be conclusively deemed to have approved such submitted Lease or Lease amendment or other matter, provided, however, any deemed approval of Lender to a submitted Lease or Lease amendment or other matter shall be effective only if such Lease or Lease amendment or agreement reflecting such other matter is signed by both Borrower as landlord and the applicable tenant, (or, if such other matter is not the subject of such an agreement, such other matter is effected) within thirty (30) days of the date of the Borrower's Second Notice and such Lease or Lease amendment is made, or such other matter is effected, on terms that in all material respects are the same as were contained in the Lease or Lease amendment or documentation regarding such other matter submitted with Borrower's Second Notice. Any deemed approval of Lender to a submitted Lease or Lease amendment or other matter shall not constitute Lender's consent to any provision of such submitted Lease or Lease amendment or agreement reflecting such other matter and such deemed approval shall not obligate Lender to take any further action relating to such Lease or Lease amendment or other matter, including but not limited to issuing a subordination, nondisturbance and attornment agreement.

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(c)          Each Lease affecting the Property entered into on or after the date hereof shall be absolutely subordinate to the lien of the Security Instrument and shall also contain a provision, satisfactory to Lender, to the effect that in the event of the judicial or non-judicial foreclosure of the Property, at the election of the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the tenant shall attorn to the purchaser, and that if requested to do so, the tenant shall enter into a new Lease for the balance of the term upon the same terms and conditions. If Lender requests, Borrower shall cause a tenant or tenants to enter into subordination and attornment agreements or nondisturbance agreements with Lender on forms which have been approved by Lender. If Borrower requests, Lender shall enter into Lender’s standard form of subordination, non-disturbance and attornment agreement with any tenant whose Lease Lender has reviewed and approved in writing. (For avoidance of doubt, the immediately preceding sentence shall not apply to Leases which Lender has been deemed to approve in accordance with Provision 5.1.9(b) above.) Borrower shall pay Lender’s out-of-pocket costs and expenses incurred in connection with Lender’s grant of any nondisturbance agreement after the Execution Date.

(d)          Borrower covenants and agrees that all contracts and agreements relating to the Property and entered into after the Execution Date requiring the payment of leasing commissions, management fees or other similar compensation shall (i) provide that the obligation will not be enforceable against Lender (except as otherwise set forth in any agreement between Lender and the applicable counterparty), and (ii) be subordinate to the lien of the Security Instrument. Borrower will provide Lender with evidence of Borrower's compliance with this Section upon request. Lender acknowledges that certain Management and Leasing Agreement dated as of September 10, 2014 between Borrower and Brookfield Properties Management (CA) Inc.

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5.1.10   Material Agreements. Borrower and Parking Sub each shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder unless such failure to perform or observe is not reasonably expected to result in a material adverse effect on Borrower, Parking Sub or the Property, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner unless such failure to enforce is not reasonably expected to result in a material adverse effect on Borrower, Parking Sub or the Property.

5.1.11   Performance by Borrower. Borrower and Parking Sub each shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and the Environmental Indemnity to which it is a party.

5.1.12   Maintenance of the Property. Borrower, at its sole cost and expense, shall keep the Property in good order, condition and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property and the Improvements.

5.1.13   Use. Borrower shall use, or cause to be used, the Property continuously for the Use. Borrower shall not use, or permit the use of, the Property for any other use without the prior written consent of Lender. Neither Parking Sub nor Borrower shall file or record a declaration of condominium, master mortgage or deed of trust or any other similar document evidencing the imposition of a so-called “condominium regime” whether superior or subordinate to the Security Instrument or the Parking Parcels Security Instrument, and Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

5.1.14   Escrow Deposits. Without limiting the effect of Section 3.1 and Section 6.1, Borrower shall pay to Lender monthly on the same date that the monthly installment is payable under the Note, an amount equal to 1/12th of the amounts Lender reasonably estimates are necessary to pay the following, on an annualized basis, (1) all Impositions and (2) Premiums until such time each year as Borrower has deposited an amount equal to the annual charges for these items, and within 10 days after demand from time to time, Borrower shall pay to Lender any additional amounts necessary to pay the Premiums and Impositions. Except when escrow deposits for the same are not required hereunder, Borrower will furnish to Lender bills for Impositions and Premiums thirty (30) days before Impositions become delinquent and such Premiums become due for payment. No amounts paid as Impositions or Premiums shall be deemed to be trust funds and these funds may be commingled with the general funds of Lender without any requirement to pay interest to Borrower on account of these funds. If an Event of Default occurs and is continuing, Lender shall have the right, at its election, to apply any amounts held under this Section in reduction of the Secured Indebtedness, or in payment of the Premiums or Impositions for which the amounts were deposited.

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However, with respect to deposits of Premiums only, Borrower shall not be required to make these deposits unless (i) Borrower fails to deliver the required receipts or proof of insurance, as applicable, within 10 Business Days after written notice from Lender where Borrower shall have failed to furnish either of the following as and when specified: (A) draft form certificates of insurance satisfying the requirements of the Loan Documents or a letter from Borrower’s broker providing reasonable assurance that conforming replacement insurance will be timely obtained, which draft certificates or letter shall be delivered not later than 10 days before the dates on which any premiums would become delinquent or the date any required policy is scheduled to expire, or (B) certificates evidencing issuance and payment of premiums for the replacement insurance satisfying the requirements of the Loan Documents, which certificates shall be delivered at least one Business Day prior such scheduled expiration date, or (ii) there is an Event of Default, or (iii) Borrower no longer owns the Property (unless, in connection with estate planning transfers of title under Provision 8.1.2 (i)(a) herein, the successor borrower satisfies the BPY/BAM Ownership and Control Criteria), or (iv) there has been a change in Borrower or in the direct or indirect owners thereof, which change is not permitted under Article VIII hereof (unless Lender has consented in writing to such change (which consent Lender may grant or withhold in its sole discretion), and the BPY/BAM Ownership and Control Criteria remain satisfied, except only that the minimum percentage ownership requirement set forth in clause (iii) of the definition thereof need not be satisfied).

In addition, with respect to deposits of Impositions, Borrower shall not be required to make these deposits unless one or more of the conditions specified in clauses (ii), (iii) or (iv) of the preceding paragraph occurs.

5.1.15   Personal Property. Borrower will notify Lender of, and will protect and defend the Personal Property against all claims and demands of all persons at any time claiming any rights or interest in the Personal Property (except with respect to Permitted Encumbrances), and will protect, defend and indemnify Lender against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property. The Personal Property shall be used solely for the purpose of carrying on Borrower’s business.

5.1.16   Special Purpose Entity/Separateness.

(a)          Borrower covenants that it shall not, and that Parking Sub shall not: (i) engage in business other than owning, holding, leasing, managing, operating, maintaining, financing, selling, transferring or exchanging the Property, and in the case of Borrower also owning the Collateral and Controlling Parking Sub; (ii) acquire or own any material asset other than the Property and incidental personal property; (iii) maintain assets in a way difficult to segregate and identify, or commingle its assets with the assets of any other person or entity; (iv) fail to hold itself out to the public as a legal entity separate from any other; (v) to the extent cash flow at the Property is sufficient, fail to maintain capital sufficient for the conduct of its business (and Borrower represents that as of the date hereof Borrower has and reasonably expects to maintain capital sufficient for such purposes); (vi) fail to conduct business solely in its name or fail to maintain records, accounts or bank accounts separate from any other person or entity; (vii) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its partners or members, as applicable; (viii) incur additional indebtedness except for Permitted Indebtedness; (x) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or (xi) modify, amend or revise its organizational documents with respect to any matters that are the subject of this Provision 5.1.16(a) or in any other material respect. “Special Purpose Entity” means an entity satisfying the foregoing requirements. Borrower shall continue to be a Special Purpose Entity.

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(b)          The Property shall continue to have “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)          The covenants set forth in this Section 5.1.16 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

5.1.17   S-1 Lease Covenants.

(a)          Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the S-1 Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the S-1 Lease).

(b)          If Borrower shall be in material default under the S-1 Lease, then, subject to the terms of the S-1 Lease, Lender, after reasonable advance notice to Borrower and Borrower failing to cure, shall have the right (but not the obligation) to cause any default or defaults under the S-1 Lease to be remedied and otherwise exercise any and all rights of Borrower under the S-1 Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems necessary, subject to the terms of the S-1 Lease, to prevent or to cure any such default.

(c)          The actions or payments of Lender to cure any default by Borrower under the S-1 Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under the S-1 Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Security Instrument and the Parking Parcels Security Instrument.

(d)          Borrower shall notify Lender promptly in writing of the occurrence of any default by S-1 Lessor or the receipt by Borrower of any notice (written or otherwise) from S-1 Lessor under the S-1 Lease noting or claiming the occurrence of any default by Borrower under the S-1 Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

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(e)          Within ten (10) days after receipt of written demand by Lender, Borrower shall obtain (unless the S-1 Lessor is not an Affiliate of Borrower, in which case Borrower shall use commercially reasonable efforts to obtain) from S-1 Lessor and furnish to Lender, but not more than once in any 12-month period so long as no Event of Default has occurred and is then continuing, the estoppel certificate of S-1 Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f)          Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the S-1 Lease to the extent provided herein or permit Lender to take such other action permitted hereunder and required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Property.

(g)          Notwithstanding anything to the contrary contained in this Agreement with respect to the S-1 Lease:

(i)          The lien of the Security Instrument attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the Property.

(ii)         Borrower shall not, without Lender’s written consent, elect to treat the S-1 Lease as terminated under subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii)        As security for the Secured Indebtedness, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by S-1 Lessor of the S-1 Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the S-1 Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of S-1 Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Secured Indebtedness shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the S-1 Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees and costs) actually incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)        If, pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the S-1 Lease, the amount of any damages caused by the nonperformance by S-1 Lessor of any of its obligations thereunder after the rejection by S-1 Lessor of the S-1 Lease under the Bankruptcy Code, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice.

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(v)         If any action, proceeding, motion or notice shall be commenced or filed in respect of S-1 Lessor of all or any part of the Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Security Instrument.

Borrower shall promptly after obtaining knowledge of such filing notify Lender orally of any filing by or against S-1 Lessor of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

Section 5.2           Negative Covenants. From the date hereof until the Secured Indebtedness is paid in full, Borrower hereby covenants and agrees with Lender that:

5.2.1      Liens and Encumbrances. Subject to Borrower’s right to contest liens under Section 5.3 below, without the prior written consent of Lender, to be exercised in Lender's sole and absolute discretion, other than the Permitted Encumbrances, neither Borrower nor Parking Sub shall create, place or allow to remain any Liens and Encumbrances on the Property, including deeds of trust, mortgages, security interests, conditional sales, mechanic liens, tax liens or assessment liens regardless of whether or not they are subordinate to the lien created by the Security Instrument or the Parking Parcels Security Instrument. If any Liens and Encumbrances other than Permitted Encumbrances are recorded against the Property or any part of the Property, Borrower shall obtain a discharge and release of any such Liens and Encumbrances within thirty (30) days after receipt of notice of their existence, or such earlier time as is at least thirty (30) days prior to the foreclosure thereof. Without modifying the second reference to thirty (30) days in the preceding sentence, the first reference to thirty (30) days in said sentence shall be replaced by ninety-five (95) days only with respect to mechanics liens as to which both (i) no action has been commenced to foreclose the same, and (ii) individually and in the aggregate, the claimed amounts thereunder do not exceed $500,000 at any time.

5.2.2      Change in Business. Neither Borrower nor Parking Sub shall enter into any line of business other than the ownership and operation of the Property, and in the case of Borrower, ownership and management of Parking Sub.

5.2.3      Affiliate Transactions. Neither Borrower nor Parking Sub shall enter into, or be a party to, any transaction or agreement with an Affiliate of Borrower or Parking Sub or any of the partners of Borrower or Parking Sub except if such transaction or agreement (i) is in the ordinary course of business, (ii) is on terms which are materially no less favorable to Borrower, Parking Sub or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) can be terminated on not more than 30 days’ notice without payment of any termination fee or similar consideration except to the extent that such notice, fee or consideration is customary in arms’-length contracts of the same type in the same market.

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5.2.4      Zoning, Adjacent Development, REA. Without the prior written consent of Lender, neither Borrower nor Parking Sub shall (i) initiate or acquiesce in a change in the zoning classification of and/or restrictive covenants affecting the Property or seek any variance under existing zoning ordinances, (ii) use or permit the use of the Property in a manner which may result in the Use becoming a non-conforming use under applicable zoning ordinances, or (iii) subject the Property to restrictive covenants. Without the prior written consent of Lender, which will not be withheld unreasonably, neither Borrower nor Parking Sub shall amend or modify the REA, the Sub-REA, or the Lot 4 Co-Ownership Agreement. Borrower will not own, cause or consent to any development or use (and Borrower shall not suffer to occur any such development or use by any if its Affiliates) of retail space in excess of 200,000 square feet in the aggregate on any of the property that presently is subject to the REA, other than the portion of the Property comprised of Lot 3 of Tract No. 71804 as per Map recorded in Book 1379, Pages 42 through 48, in the office of the County Recorder of Los Angeles County.

5.2.5      Assets. Neither Borrower nor Parking Sub shall purchase or own any property other than the Property and any property necessary or incidental to the ownership and operation of the Property. Parking Sub shall not purchase or own any property other than the Parking Parcels and any property necessary or incidental to the ownership and operation of the Parking Parcels.

5.2.6      No Joint Assessment. Neither Borrower nor Parking Sub shall suffer, permit or initiate the joint assessment of the Property with any other real property constituting a tax lot separate from the Property.

5.2.7      Principal Place of Business; Chief Executive Office; Books and Records. Neither Borrower nor Parking Sub shall (i) change its name from its name as set forth herein or (ii) change its principal place of business from the address given for Borrower set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender at least thirty (30) days’ prior written notice thereof and (B) taking all action required by Lender for the purpose of perfecting and/or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower and Parking Sub each shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property.

5.2.8      ERISA. Neither Borrower nor Parking Sub shall be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

5.2.9      Material Agreements. Neither Borrower nor Parking Sub shall, without Lender’s prior written consent, such consent not to be unreasonably withheld: (a) enter into any Material Agreement, (b) surrender or terminate any Material Agreement to which it is a party if the termination of such Material Agreement would reasonably be expected to result in a material adverse effect on Borrower, Parking Sub or the Property), (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower under any Material Agreement, except for such increases as are expressly provided for therein, or (d) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement if such modification, change, supplement, alteration, amendment or release is reasonable expected to result in a material adverse effect on Borrower, Parking Sub or the Property. Borrower will not enter into any Material Agreement that would cause the sum of all termination fees and similar consideration provided for under all Material Agreements then in effect to exceed $1,000,000.

36	LOAN AGREEMENT

5.2.10    Improvements. Borrower and Parking Sub shall abstain from, and not knowingly permit, the commission of physical waste to the Property. Neither Borrower nor Parking Sub shall remove or alter in any material manner, the structure or character of any Improvements (other than to comply with the Requirements) without the prior written consent of Lender, which consent will not be unreasonably withheld with respect to alterations to the plaza level that do not diminish rental income.

5.2.11    Personal Property. Neither Borrower nor Parking Sub shall remove the Personal Property without the prior written consent of Lender, except items of Personal Property which are consumed or worn out in ordinary usage which shall be promptly replaced by Borrower with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

5.2.12    S-1 Lease Negative Covenants.

(a)          Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of the S-1 Lease in accordance with the terms of the S-1 Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the Lien of the Security Instrument on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any such option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion) allowing Borrower to forego exercising such option or right to renew or extend. If Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(b)          Borrower shall not waive, excuse, condone or in any way release or discharge S-1 Lessor of or from S-1 Lessor’s obligations, covenants and/or conditions under the S-1 Lease without the prior written consent of Lender.

(c)          Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend the S-1 Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications.

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(d)          Neither Borrower nor Parking Sub shall acquire the S-1 Lessor’s interest in the S-1 Lease unless: (i) Borrower executes any and all documents or instruments which Lender may reasonably require to subject the fee interest to the lien of the Security Instrument; (ii) Borrower delivers to Lender, without any cost or expense to Lender, such endorsements to the Title Insurance Policies, hazard insurance endorsements or certificates and other similar materials as Lender may reasonably deem necessary at the time of the acquisition of the fee interest, all in form and substance reasonably satisfactory to Lender; and (iii) Borrower furnishes an opinion of counsel reasonably satisfactory to Lender with respect to such matters as Lender may reasonably request. Any acquisition of S-1 Lessor’s interest in the S-1 Lease by Borrower or Parking Sub shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such S-1 Lease, unless consent to such merger is granted in writing by Lender.

Section 5.3           Right to Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition, to satisfy any lien, or to comply with any legal requirement, so long as Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) Borrower shall keep Lender apprised of the status of such contest, (iii) if Borrower is not providing security as provided in clause (v) below, adequate reserves, as reasonably determined by Lender (but in no event less than the amount of the security that would be required if clause (v) hereof were applicable thereto), with respect thereto are maintained on Borrower's books in accordance with GAAP or IFRS, (iv) unless such contest is in the form of a request for a refund of amounts previously paid, such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition or lien and such contest is maintained and prosecuted continuously and with diligence or, in the case of an Imposition or lien, such Imposition or lien is bonded (with the effect under applicable statute that the applicable Imposition or lien is lifted from the Property), and (v) in the case of Impositions and liens in excess of $500,000 individually, or in the aggregate, during such contest, Borrower shall provide security reasonably acceptable to Lender (which may include the deposit of such amount with Lender) in an amount equal to 110% of (A) the amount of Borrower's obligations being contested plus (B) any additional interest, charge or penalty arising (or reasonably likely to arise) from such contest; provided, that the required amount of such security or reserve shall be reduced by any cash deposit required by applicable law in connection with such contest, which deposit has been made by Borrower with the appropriate governmental authority. Notwithstanding any of the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested legal requirement or shall pay any contested Imposition or lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Lender's reasonable judgment, in imminent danger of being forfeited or lost or if, in Lender’s reasonable judgment, Lender is likely to be subject to civil or criminal damages, or other fines or penalties as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, Borrower shall deliver to Lender reasonable evidence of Borrower's compliance with such contested Imposition, lien or legal requirement, as the case may be.

38	LOAN AGREEMENT

At such time as the applicable Imposition, lien or other legal requirement has been paid, complied with, or otherwise fully and finally adjudicated as not applicable to Borrower or the Property, or otherwise discharged and evidence of the same reasonably satisfactory to Lender has been provided to Lender, Borrower shall be entitled to a prompt return of any such security so deposited with Lender, less any costs and expenses of Lender incurred in connection therewith or with the underlying contest.

VI.          INSURANCE, CASUALTY AND CONDEMNATION

Section 6.1           Insurance.

6.1.1     Insurance Policies.

(a)          During the term of the Loan, Borrower shall maintain or cause to be maintained, insurance policies and certificates of insurance in types and amounts described below all of which must comply with those provisions set forth below ; provided that Borrower’s obligation to provide insurance policies (as opposed to certificates of insurance) shall be limited as set forth in Section 6.1.1(g) hereof. In no event shall such policies be terminated or otherwise allowed to lapse. Borrower shall be responsible for its own deductibles. Borrower shall also pay for any insurance, or any increase of policy limits, not described in this Section 6.1.1 which Borrower requires for its own protection or for compliance with government statutes. Borrower's insurance shall be primary and without contribution from any insurance procured by Lender including, without limitation, any insurance obtained by Lender pursuant to Section 6.1.1 (f) hereof.

Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property (which for avoidance of doubt, includes the Parking Parcels) providing at least the following coverages:

(1)        comprehensive "All Risk" property insurance, including wind/hail and earthquake on the improvements and the personal property, in each case (A) in an amount equal to one hundred percent (100%) of the "Full Replacement Cost," which shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation except flood, named storm, and earthquake may be sublimited; (B) that have no co-insurance provisions or contain an agreed amount endorsement with respect to the improvements and the personal property waiving all co-insurance provisions; (C) providing for no deductible in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) for all such insurance coverage save for flood, named storm, and earthquake which may have deductibles no greater than 5%, (D) containing an "Ordinance or Law Coverage" or "Enforcement" endorsement or its equivalent in amounts acceptable to Lender if any of the improvements or the use of the Property shall at any time constitute legal nonconforming structures or uses and (E) containing no margin clause unless approved by Lender. In addition, Borrower shall obtain: if any portion of the improvements is currently or at any time in the future located in a federally designated "special flood hazard area", flood hazard insurance in an amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended. In addition Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, in an amount as required by Lender, if Lender determines at any time that any part of the Property is located in Flood Zone A or V. (i); Additionally, “All Risk” insurance shall include coverage for Named Storm for properties located in a Tier 1 Wind Counties.

39	LOAN AGREEMENT

(2)         commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called "occurrence" form with a limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence, (B) to continue at not less than the aforesaid limit unless required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability for all insured contracts.

(3)         business income insurance (A) with loss payable to Lender in excess of the Materiality Threshold; (B) covering all risks required to be covered by the insurance provided for in provision 6.1.1(a)(1) above; (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property and including additional time to restore the Borrower’s gross income to the level that would have existed had no Casualty occurred for a period of twenty-four (24) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period; and with an Extended Period of Indemnity (“EPI”) of 12 months.

(4)         at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and Liability coverage forms do not otherwise apply, (A) owner controlled insurance program, contractor controlled insurance program, owner's contingent or protective liability insurance (or its equivalent) covering claims related to construction, repairs or alternations made which are not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in provision 6.1.1(a)(1) above written in a so-called builder's risk completed value form in amounts reasonably acceptable to Lender (1) on a non-reporting basis, (2) against all property risks insured against pursuant to this Section 6.1.1, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions.

(5)         if applicable, Garage Keepers Liability insurance with limits of not less than $1,000,000.

(6)         if applicable, Workers’ Compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement, and employer's liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable).

40	LOAN AGREEMENT

(7)        boiler and machinery insurance or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements on terms consistent with the commercial property insurance policy required under provisions 6.1.1(a)(1) and (3) above;

(8) umbrella and/or excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under provision 6.1.1(a)(2) above;

(9)          if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(10)        if located in a seismic zone 3 or 4 (or equivalent as determined by the United States Geological Survey), insurance from or against all losses, damages, costs, expenses, claims and liabilities related to or arising from earthquake on such form of insurance policy and in such amount as required by Lender equal to the probable maximum loss of the Property (or, if a blanket policy is used, the probable maximum loss equal to the 475 year return period) and provided that the deductible for earthquake coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(11) Terrorism insurance for Certified Acts of Terrorism (as such terms are defined in TRIPRA) in an amount equal to the full replacement cost of the Property (plus twelve months of business interruption coverage). Borrower shall be required to carry insurance for Certified Acts of Terrorism throughout the term of the Loan as required by the preceding sentence. Notwithstanding the foregoing, if TRIPRA or subsequent extension, reauthorization of similar statute is no longer in effect, then Borrower shall only be required to obtain a policy insuring the Property with a policy limit sufficient to cover an amount equal to two times the Property’s pro rata share (based on the total insurable value) of all risk property and casualty premium per annum for the blanket policy during the then current insurance period (without giving effect to any costs attributed to terrorism insurance).

41	LOAN AGREEMENT

(12)        Notwithstanding anything to the contrary, with respect to insurance required to be maintained by Borrower pursuant to provision 6.1.1(a)(1) hereof, Liberty IC Casualty LLC ("Liberty") shall be an acceptable insurer of perils of terrorism and acts of terrorism so long as (i) the policy issued by Liberty has (a) no aggregate limit and (b) a deductible of no greater than that as calculated pursuant to TRIPRA, (ii) other than the deductible, the portion of such insurance which is not reinsured by TRIPRA, is reinsured by an insurance carrier rated no less than "A" or better by S&P or “A2”or better by Moody’s or, for insurance companies that are not rated by S&P or Moody’s a general policy rating of “A-” or better and a financial class of “A:X” or better by A.M. Best Company, Inc. At Lender's sole discretion, coverage may be provided by an AM Best "Excellent" rated company with a financial size of "VIII", so long as the carriers below "X" do not make up more than 10% of the total Property insurance program and are not in the primary or first excess layer of coverage. Further, Borrower shall cause such re-insurance agreements to provide a cut-through endorsement acceptable to Lender, (iv) Liberty shall be licensed in the District of Columbia (iii) TRIPRA or a similar federal statute is in effect and provides that the federal government must reinsure that portion of any terrorism insurance claim above (a) the applicable deductible payable by Liberty and (b) those amounts which are reinsured pursuant to clause (ii) above, (iv) Liberty is not the subject of a bankruptcy or similar insolvency proceeding; (v) no Governmental Authority issues any statement, finding or decree that insurers of perils of terrorism similar to Liberty i.e., captive insurers arranged similar to Liberty) do not qualify for the payments or benefits of TRIPRA; (viii) the Insurance Premiums payable to Liberty shall be based on the current market conditions for such coverage and approved by the licensing state and (ix) the organizational documents of Liberty shall not be materially amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Liberty is providing insurance coverage (A) to other properties immediately adjacent to the Property, and/or (B) to other properties owned by a Person(s) who is not an Affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements as set forth herein, then Lender may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by Liberty hereunder. In the event any of the foregoing conditions are not satisfied, Liberty shall not be deemed an acceptable insurer of Terrorism Losses.

(b)          All insurance required in this Section 6.1.1 shall be obtained under valid and enforceable policies (collectively, the “Policies”). The insurance companies must be authorized to do business in New York State and the State and be approved by Lender. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. So called “Cut-through” endorsements shall not be permitted (except only as expressly stated above with respect to terrorism insurance provided by Liberty, if applicable). If there are any Securities (as defined in Section 12.01) issued with respect to this Loan which have been assigned a rating by a credit rating agency approved by Lender (a "Rating Agency"), the insurance company shall have a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities. Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the insurance policies once the same become due and payable. At Lender's sole discretion, coverage may be provided by an AM Best "Excellent" rated company with a financial size of "VIII", so long as the carriers below "X" do not make up more than 10% of the total Property insurance program and are not in the primary or first excess layer of coverage.

(c)          All Policies provided for or contemplated by this Section 6.1.1 shall contain a waiver of subrogation in favor of Lender and name Borrower as the insured and, except for the referenced in provision 6.1.1(a)(6) above, in the case of liability coverages, shall include Lender as the additional insured, as its interests may appear and in the case of property coverages, shall name Lender as the mortgagee and loss payee as its interests may appear.

(d)          If any policy referred to in this Section 6.1.1 is written on a blanket basis, a summary of locations and their insurable values shall be provided of those locations within a ¼ mile of the Property, as required by Lender. If the Property is located in an area for potential catastrophic loss Borrower shall provide Lender with a Natural Hazard Loss Analysis Report not less than once every three years. This report is to be completed by a recognized risk modeling company (e.g. RMS, EQE, AIR, etc.) approved by Lender.

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(e)          All Policies provided for in this Section 6.1.1 shall contain clauses or endorsements to the effect that:

(1)        no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(2)        the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party included therein as an additional insured; and

(3)        Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder unless Lender so chooses to pay any Insurance Premiums that become payable prior to any proceeds distributed.

(f)          Subject to Section 6.1.1(g) as to when certificates of insurance may be delivered in lieu of complete insurance policies, Borrower shall be required during the term of the Loan to continue to provide Lender with original renewal policies or replacements of the insurance policies referenced in Subsection 6.1.1(a). If Borrower fails to obtain or maintain insurance policies and coverages as required by this Section 6.1.1 (“Required Insurance”) then Lender shall have the right but shall not have the obligation immediately, to procure any Required Insurance at Borrower's cost.

(g)          If Certificates of Insurance, and applicable portions of the policies if requested, are provided in forms satisfactory to Lender, Lender will accept Certificates of Insurance evidencing insurance policies referenced in this Section 6.1.1 all of which must be satisfactory to Lender, instead of requiring the actual policies. Lender shall be provided with renewal Certificates of Insurance, or Binders, prior to each expiration. To the extent the Certificates of Insurance and applicable portions of the policies provided by Borrower are unacceptable to Lender, upon request, Borrower shall provide to Lender copies of the policies, and any endorsements thereto. Lender shall retain copies of such policies (as distinguished from Certificates of Insurance) confidential, provided that Lender may disclose the same: (a) to Lender’s Affiliates, Investors, participants, successors and/or assigns, (b) to any regulatory authority, rating agencies, auditors or governmental or quasi-governmental agencies having jurisdiction over Lender, and (c) as required by law, in the case that such policies must be disclosed pursuant to law. The failure of Borrower to maintain the insurance required under this Article VI shall not constitute a waiver of Borrower’s obligation to fulfill these requirements.

(h)          All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Lender's Address for Insurance Notification as set forth in the Defined Terms until changed by notice from Lender.

6.1.2      Adjustment of Claims. In the event of any damage, destruction or Condemnation, provided that no Event of Default or Impairment of the Security exists, then Borrower shall have the right to settle, adjust or compromise the applicable claims against either the insurer or the condemning authority (a) without Lender’s consent where the total loss is reasonably estimated by Lender to be equal to or less than the Materiality Threshold and (b) subject to the reasonable approval of Lender where the total loss is greater than the Materiality Threshold. In all other cases, Borrower hereby authorizes and empowers Lender to settle, adjust or compromise any claims for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds or Condemnation proceeds available or whether any such Insurance Proceeds or Condemnation proceeds, as applicable, are sufficient in amount to fully compensate for such damage, loss or destruction.

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6.1.3      Assignment to Lender. The provisions of Sections 3.2 of the Security Instrument and of the Parking Parcels Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 6.2           Casualty and Condemnation.

6.2.1      Casualty.

(a)          Borrower shall give to Lender prompt written notice of any casualty to the Property whether or not required to be insured against, if Borrower’s reasonable estimate of the cost of the Restoration exceeds $1,000,000. The notice shall describe the nature and cause of the casualty and the extent of the damage to the Property. Borrower covenants and agrees to commence and diligently pursue to completion the Restoration.

(b)          Borrower assigns to Lender all Insurance Proceeds which Borrower is entitled to receive in connection with a casualty whether or not such insurance is required under this Agreement. In the event of any damage to or destruction of the Property, and provided (1) an Event of Default does not currently exist, and (2) Lender has reasonably determined that (i) there has not been an Impairment of the Security, and (ii) the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished in compliance with all applicable Requirements to substantially the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty, the Net Insurance Proceeds shall be applied to the Cost of Restoration in accordance with the terms of this Article VI. In the event of any casualty with respect to which Lender reasonably estimates the cost of Restoration to exceed $4,000,000 (the “Materiality Threshold”) Lender shall hold and disburse the Insurance Proceeds less the actual out-of-pocket cost, if any, to Lender of recovering the Insurance Proceeds including, without limitation, reasonable attorneys' fees and expenses, and adjusters' fees (the “Net Insurance Proceeds”) to the Restoration. In the event of any damage or destruction of the Property with respect to which Lender reasonably estimates the cost of restoration to be equal to or less than the Materiality Threshold, Borrower shall be entitled to hold the Net Insurance Proceeds and apply the same to the Restoration, and any Net Insurance Proceeds remaining after completion of such Restoration shall be retained by Borrower.

(c)          If the Net Insurance Proceeds are to be used for the Restoration in accordance with this Article VI, and to the extent Lender is entitled to hold the Net Insurance Proceeds in accordance with the Loan Documents, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

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(d)          In the event that the conditions for Restoration set forth in this Section 6.2.1 have not been met, Lender may, at its option, apply the Net Insurance Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine (and without payment of any Prepayment Fee in connection with such application of Net Insurance Proceeds). After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

6.2.2      Condemnation.

(a)          If the Property or any part of the Property is taken by reason of any Condemnation, Lender shall be entitled to all Condemnation Proceeds. Borrower shall give to Lender prompt written notice of any written notice received by Borrower regarding any pending or threatened Condemnation action. Claims with respect to any Condemnation shall be settled in accordance with Section 6.1.2 hereof.

(b)          Borrower assigns to Lender all Condemnation Proceeds which Borrower is entitled to receive. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in compliance with all Requirements substantially to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Borrower shall commence and diligently pursue to completion the Restoration, and the Net Condemnation Proceeds shall be applied to the cost of Restoration in accordance with the terms of this Article. In the event of any damage or destruction of the Property with respect to which Lender reasonably estimates the cost of restoration to exceed the Materiality Threshold, Lender shall hold and disburse the Net Condemnation Proceeds. In the event of any damage or destruction of the Property with respect to which Lender reasonably estimates the cost of restoration to be equal to or less than the Materiality Threshold, Borrower shall be entitled to hold the Net Condemnation Proceeds and apply the same to the Restoration.

(c)          In the event the Net Condemnation Proceeds are to be used for the Restoration, and to the extent Lender is entitled to hold the Net Condemnation Proceeds in accordance with this Section, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

(d)          In the event that the conditions for Restoration set forth in this Section 6.2.2 have not been met, Lender may, at its option, apply the Net Condemnation Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine (and without payment of any Prepayment Fee in connection with such application of Net Condemnation Proceeds). After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

45	LOAN AGREEMENT

6.2.3      Requirements For Restoration. Unless otherwise expressly agreed in a writing signed by Lender, the following are the “Requirements For Restoration” that are applicable for a Restoration that exceeds the Materiality Threshold:

(a)          If the Net Insurance Proceeds or Net Condemnation Proceeds are to be used for the Restoration, prior to the commencement of any Restoration work (the “Work”), Borrower shall provide Lender for its review and written approval (which approval will not be unreasonably withheld, conditioned or delayed): (i) complete plans and specifications for the Work, which (A) have been approved by all required governmental authorities, (B) have been approved by an architect or other professional with expertise in the applicable area, in either case reasonably satisfactory to Lender (the “Architect”) and (C) are accompanied by Architect's signed statement of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) to the extent Lender is entitled to hold the Net Insurance Proceeds or Net Condemnation Proceeds in accordance with the Loan Documents, the amount of money which Lender reasonably determines will be sufficient when added to the Net Insurance Proceeds or Net Condemnation Proceeds to pay the entire cost of the Restoration (collectively referred to as the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with applicable Requirements; (iv) an executed contract for construction with a contractor reasonably satisfactory to Lender (the “Contractor”) in a form approved by Lender in writing (which approval will not be unreasonably withheld, conditioned or delayed); and (v) a surety bond or other protection acceptable to Lender in Lender’s sole discretion. In the event a surety bond is provided, such bond shall be reasonably satisfactory to Lender in form and amount and shall be signed by a surety reasonably acceptable to Lender.

(b)          Borrower shall not commence the Work, other than temporary work to protect the Property or prevent interference with business, until Borrower shall have complied with the requirements of subsection (a) of this Section 6.2.3. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Lender’s reasonable discretion, waived, Lender shall disburse the Restoration Funds in increments to Borrower, from time to time as the Work progresses:

(i)          Architect shall supervise the Work to confirm compliance with the Approved Plans and Specifications.

(ii)         Lender shall disburse the Restoration Funds directly or through escrow with a title company selected by Borrower and approved by Lender, upon not less than ten (10) days’ prior written notice from Borrower to Lender and Borrower’s delivery to Lender of (A) Borrower’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect in a form reasonably satisfactory to Lender which states that (a) all of the Work completed to that date has been completed in substantial compliance with the Approved Plans and Specifications and in accordance with applicable Requirements, (b) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work, and (c) when added to all sums previously paid by Lender, the requested amount does not exceed the value of the Work completed to the date of such certificate; and (B) evidence reasonably satisfactory to Lender that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for (except where no lien right exists because of the nature of the work), if any (y) a title search or by other evidence reasonably satisfactory to Lender that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record (unless the same are being contested in compliance with Section 5.3), and (z) an endorsement to the Title Insurance Policies, as applicable, insuring that no encumbrance exists on or affects the Property other than the Permitted Encumbrances.

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(iii)        The final Request for Payment shall be accompanied by (i) a final certificate of occupancy (or a temporary certificate of occupancy if all conditions thereto are satisfactory to Lender in its reasonable discretion) or other evidence of approval of appropriate Governmental Authorities for the use and occupancy of the Improvements, (ii) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all Requirements, (iii) evidence that the costs of the Restoration have been paid in full, and (iv) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property (or, if they are, that the same are being contested in compliance with this Section 5.3 hereof), including final waivers of liens covering all of the Work (except for those liens being contested in compliance with Section 5.3 hereof) and an endorsement to the Title Insurance Policies as applicable insuring that no encumbrance exists on or affects the Property other than the Permitted Encumbrances.

(c)          If (i) within ninety (90) days after days after the occurrence of any damage, destruction or condemnation, with respect to which Lender reasonably estimates the cost of Restoration to exceed the Materiality Threshold, Borrower fails to submit to Lender and receive Lender's approval of plans and specifications or fails to deposit with Lender the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above (provided that if Borrower is unable to submit the plans and specification within such 90 day period, Borrower shall have such period of time as is reasonably required to provide the same, so long as Borrower has promptly commenced and pursues with diligence the completion and delivery of such plans and specifications), or (ii) after such plans and specifications are approved by all such governmental authorities and Lender, Borrower fails to commence promptly or diligently continue to completion the Restoration, or (iii) unless the same are being contested in compliance with Section 5.3, Borrower becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration for any reason other than Lender’s failure to disburse Net Proceeds in accordance with this Agreement, or (iv) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non-fulfillment of one or more of these conditions, Lender may apply the Restoration Funds to reduce the Secured Indebtedness in such order as Lender may determine, and at Lender’s option and in its sole discretion, Lender may declare the Secured Indebtedness immediately due and payable together with the Prepayment Fee.

47	LOAN AGREEMENT

VII.        PROPERTY MANAGEMENT; leasing agreements

Section 7.1           The Management Agreement. Borrower shall use diligent efforts to cause Manager to manage the Property in all material respects in accordance with the Management Agreement. Borrower shall (i) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed and (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed. If Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, the Environmental Indemnity or the Guaranty, if any, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right upon prior written notice to Borrower and Borrower failing to cure such default, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2           Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement (other than to an Affiliate of Borrower), in each case without the express consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). If at any time Lender consents to the appointment of a new manager, such manager and Borrower shall, as a condition of Lender’s consent, execute an assignment and subordination of management agreement in the form then used by Lender.

Section 7.3           Replacement of Manager. Lender shall have the right, in its sole discretion, to require Borrower to replace the Manager upon prior notice with a Person reasonably approved by Lender upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and continuance of an Event of Default and/or (ii) Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding (unless within sixty (60) days after the happening of any such event, any such proceeding shall have been stayed, vacated or dismissed).

Section 7.4           Leasing Agreements. Borrower will deliver to Lender copies of any exclusive listing agreements pertaining to leasing at the Property promptly after execution of the same.

VIII.       CHANGE IN OWNERSHIP, PROHIBITION ON ADDITIONAL FINANCING AND ADDITIONAL OBLIGATIONS

48	LOAN AGREEMENT

Section 8.1           Transfers of the Property and Interests in Borrower.

8.1.1      Transfers. Borrower shall not cause or permit: (i) the Property or any direct or indirect interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of; or (ii) any transfer, assignment or conveyance of any direct or indirect interest in Borrower or in any of Borrower’s Constituents; or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of Borrower’s Constituents, including, without limitation, any conversion of Borrower or Parking Sub from one form of entity to another; or (iv) any amendment, supplement, restatement or change of any kind with respect to any certificate of formation, operating agreement, or other organizational or governing document of Parking Sub, in each case which would have the result that, after foreclosure under the Pledge Agreement, Lender would not have acquired through such foreclosure exclusive ownership of 100% of all voting, management, control, beneficial and economic rights and interests in and to Parking Sub, which change is not entirely undone promptly after written request by Lender with no loss of rights by Lender; (v) any other condition or event caused by Borrower or any Affiliate of Borrower after which Borrower does not own (or the Collateral does not include) exclusive ownership of 100% of all voting, management, control, beneficial and economic rights and interests in and to Parking Sub; (vi) any other condition or event when or after which Parking Sub does not own exclusive fee simple title to the Parking Parcels, subject to Permitted Encumbrances; or (vii) the acquisition by Borrower, Parking Sub or any Affiliate of any interest in the Parking Parcels superior to the interest that Parking Sub holds as of the Execution Date. “Transfer” means any Basic Transfer or any Parking Sub Transfer. “Basic Transfer” means any of the matters described in clauses (i) through (iii) above. “Parking Sub Transfer” means any of the matters described in clauses (iv) through (vii) above. Without limitation, pursuant to clause (i) above, any extinguishment or termination of the S-1 Lease (whether by foreclosure of any lien or otherwise) shall constitute a Transfer, except only a termination of the S-1 Lease that occurs when, without violation of the Loan Documents, the Target Lease is terminated.

8.1.2     Certain Permitted Basic Transfers. Subject to satisfaction of the General Transfer Requirements, the foregoing prohibitions on Transfers shall not be applicable to:

(i)           (a) Basic Transfers of ownership as a result of the death, or in connection with estate planning, of a natural person to a spouse, son or daughter or descendant of either, or to a stepson or stepdaughter or descendant of either, provided that in all cases the BPY/BAM Ownership and Control Criteria shall be satisfied, (b) granting of leasehold estates pursuant to Leases executed in accordance with the loan documents, and (c) dispositions of obsolete personal property that is replaced with property of substantially equivalent value and utility.

(ii)         Basic Transfers of direct or indirect ownership interests in Liable Party or in Borrower (including without limitation Basic Transfers of shares by so-called “accommodation shareholders” in REITS), in one or more transactions, so long as after giving effect to the Basic Transfers, the BPY/BAM Ownership and Control Criteria shall be satisfied.

(iii)        The issuance, exchange, redemption or other Basic Transfer of common, preferred or other beneficial ownership interests in BPY or BAM, whether through the New York Stock Exchange, the NASDAQ national market, or other national or international exchange or otherwise.

49	LOAN AGREEMENT

Each of the Transfers permitted above shall further be subject to the following conditions: (a) after giving effect to the Transfer, the entity that comprises the Borrower shall continue to be able to make the representations and warranties set forth in Sections 4.1.5, 4.1.25, 4.1.28 and 4.1.29 of this Agreement, and Borrower shall furnish to Lender such information as Lender reasonably requests in order for Lender to conduct due diligence, satisfactory to Lender, with respect to OFAC, (b) Borrower shall pay all actual out-of-pocket costs and expenses incurred by Lender in connection with the Transfer, including reasonable attorneys’ fees and costs, and (c) with respect to any Transfer pursuant to clause (ii), Lender shall receive written notice thereof not later than thirty (30) days after to such transfer, and (d) Lender shall be satisfied that such Transfer shall occur in all respects in compliance with the S-1 Lease and that no default under or surrender or termination of the S-1 Lease shall occur as a result of such Transfer (the foregoing conditions in clauses (a) through (d), inclusive, shall constitute and be referred to collectively as the “General Transfer Requirements”). Any Transfer pursuant to and in accordance with this provision will not relieve Borrower of its obligations under the Note or any other Loan Documents or the Environmental Indemnity, or Liable Party of its obligations under the Guaranty.

“BPY/BAM Ownership and Control Criteria” will be deemed satisfied only if (i) BPY and/or BAM owns such entity interests as are sufficient to confer and maintain Structural Control of Liable Party, and BPY and/or BAM possesses Specially Defined Control and Structural Control of Liable Party, and (ii) Liable Party owns such entity interests as are sufficient to confer and maintain Structural Control of Borrower and Parking Sub, and Liable Party possesses Specially Defined Control and Structural Control of Borrower and Parking Sub, and (iii) BPY and/or BAM owns, directly or indirectly (including through funds controlled by BPY and/or BAM), at least twenty-five (25%) percent of the ownership interests in Borrower.

“Specially Defined Control” means, as to any Person (the “Subject Person”), the possession by another Person (the “Controlling Person”) of the legal right and ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including, if such offices confer such rights, by being a managing member, general partner, officer or director of the Subject Person) to both (A) direct or cause the direction of the management, policies, business and affairs of the Subject Person, and (B) conduct (or cause the conduct of) the day to day business operations of the Subject Person, in each case, if applicable, subject to the rights of third-party investors to approve or consent to major decisions customarily required by institutional investors, so long as such consent or approval rights do not prevent BPY and/or BAM from continuing to maintain and operate the property in the manner maintained and operated prior to the Transfer in which such consent or approval rights were acquired.

“Structural Control” means that the Controlling Person in question has ownership and control of voting securities or contract rights sufficient to maintain Specially Defined Control over the Subject Person, and that such Controlling Person cannot be removed or otherwise lose such ownership or control by the actions of one or more of the other holders of voting securities and applicable contract rights, other than removal for bad faith actions or bad faith omissions of such Controlling Person.

50	LOAN AGREEMENT

8.1.3      One-Time Right to Transfer. In addition to the foregoing permitted Basic Transfers, Borrower shall have a one-time right to Transfer the Property, subject to the following conditions: (i) there shall be no Event of Default at the time of the Transfer, (ii) Lender in its reasonable discretion shall have approved the transferee’s identity, financial statements and condition, credit history, experience, and past dealings with Lender, (iii) the transferee shall be able to make the ERISA and OFAC representations set forth in the Loan Documents, (iv) the debt yield based on the net operating income, in the opinion of Lender, derived from the Property shall be no less than 8.7% (net operating income divided by outstanding Loan amount), (v) the loan-to-value ratio of the Property at the time of the Transfer shall not be greater than 60% pursuant to an MAI appraisal by an appraiser retained by Lender, (vi) Borrower or the transferee shall pay a fee equal to 0.25% of the outstanding principal balance of the Note at the time of the assumption, (vii) the transferee shall expressly assume the Loan Documents and the Environmental Indemnity Agreement in a manner satisfactory to Lender and an additional Liable Party acceptable to Lender shall execute the Guaranty with respect to recourse events arising or occurring from and after the date of the Transfer and with respect to the Environmental Indemnity as to events or circumstances arising or occurring before and after the date of the Transfer, which additional Liable Party must have (in the aggregate if more than one) a net worth of not less than $60,000,000 independent of its interest in the Property, (viii) the transferee or its sponsor must have a net worth not less than $100,00,000 independent of its interest in the Property, (ix) the transferee or its sponsor must be experienced in the ownership, management and leasing of properties similar to the Property, (x) Lender shall receive such documents and instruments as Lender shall require in order that Lender shall have a first-priority deed of trust on the Parking Parcels or a first-lien security interest in all equity and voting rights in the owner of the Parking Parcels, in all respects satisfactory to Lender in its sole discretion, (xi) Lender shall be satisfied that such Transfer shall occur in all respects in compliance with the S-1 Lease and that no default under or surrender or termination of the S-1 Lease shall occur as a result of such Transfer, (xii) Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the Transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees, and (xi) if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agency. No Transfer shall release Borrower or Liable Party from their obligations under the Loan Documents, the Environmental Indemnity or the Guaranty with respect to events arising or occurring prior to the date of Transfer (but such parties shall otherwise be released for matters arising on or after such Transfer). If all of the requirements set forth above are satisfied other than the debt yield requirement under clause (iv) and/or the loan-to value ratio requirement under clause (v), then Borrower shall have the right to satisfy those requirements at the time of the Transfer either (a) by prepaying a portion of the principal balance of the Loan sufficient that such requirements are satisfied, provided that such Transfer and prepayment occurs on or after March 1, 2020 and together with such prepayment Borrower also pays the applicable Prepayment Fee, prorated based on the amount of the partial prepayment (but in any event such fee shall not be less than 1.00% of the amount being prepaid), or (b) by delivering to Lender good funds in an amount equal to such prepayment amount (but not including the prorated Prepayment Fee) and executing and delivering to Lender such documents as Lender may require to create and perfect in favor of Lender a first-priority security interest in such funds and to authorize Lender to hold the same as additional security for all obligations under the Loan Documents until the Secured Indebtedness is paid in full.

51	LOAN AGREEMENT

Section 8.2           Prohibition on Additional Financing. Borrower shall not incur or permit the incurring of (a) any financing in addition to the Loan (other than Permitted Equipment Financing) that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including without limitation any Property-Assessed Clean Energy loan) or (b) any pledge, security interest, or other encumbrance of a partnership, member, shareholder or beneficial interest or other direct or indirect interest which Liable Party or any subsidiary thereof holds in Borrower, or which Borrower holds in Parking Sub (collectively “Secondary Financing”). Notwithstanding the foregoing, pledges of indirect interests in Borrower shall not be prohibited if (i) a foreclosure, enforcement or other realization of such pledge would not violate the provisions of Section 8.1 hereof, and (ii) such pledge is not a pledge of a direct interest in Borrower or Parking Sub or of Borrower’s direct member or members.

Section 8.3           Restrictions on Additional Obligations. During the term of the Loan, Parking Sub shall not, without the prior written consent of Lender, become liable with respect to any indebtedness or other obligation except for (a) Leases to the Community Redevelopment Agency of the City of Los Angeles, California existing as of the Execution Date, and (b) other liabilities incurred in the ordinary course of owning and operating the Parking Parcels, including trade payables incurred in the ordinary course of business of owning and operating the Property (provided that such indebtedness is paid within 90 days of when due) and taxes not yet due and payable, and (c) Permitted Equipment Financing (as defined below). During the term of the Loan, Borrower shall not, without the prior written consent of Lender, become liable with respect to any indebtedness or other obligation except for (i) the Loan, (ii) Leases existing as of the Execution Date or entered into in the ordinary course of owning and operating the Property for the Use and in accordance with Section 5.1.9 hereof (including tenant improvement allowances and tenant improvements with respect thereto), (iii) other liabilities incurred in the ordinary course of owning and operating the Property for the Use, including trade payables incurred in the ordinary course of business of owning and operating the Property (provided that such indebtedness is paid within 90 days of when due) and taxes not yet due and payable, (iv) liabilities or indebtedness disclosed in writing to and approved by Lender on or before the Execution Date, and (v) any other single item of indebtedness or liability (including equipment financing or capital leasing) which does not exceed $200,000 or, when aggregated with other items of indebtedness or liabilities of Borrower and Parking Sub (including equipment financing and capital leasing), does not exceed $400,000 (the equipment financing and capital leasing permitted pursuant to this clause (v) may be referred to as “Permitted Equipment Financing”, and the matters described in the foregoing clauses (a), (b), (c) and (i) through and including (v), collectively, the “Permitted Indebtedness”). Anything to the contrary notwithstanding, except for the Secured Indebtedness, “Permitted Indebtedness” shall not include any debt for borrowed money, including any debt evidenced by a note, nor any liability or indebtedness that is secured by any interest in any of Parking Sub, Borrower, or the Property except only Permitted Encumbrances.

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Section 8.4           Statements Regarding Ownership.

8.4.1      Borrower represents that as of the date hereof, the BPY/BAM Ownership and Control Criteria are satisfied. Borrower covenants that, notwithstanding anything to the contrary herein or in any other Loan Document, the Unsecured Indemnity or the Guaranty, except only after the occurrence of Transfer under Section 8.1.3 above, the BPY/BAM Ownership and Control Criteria at all times shall remain satisfied until the Loan has been fully and indefeasibly repaid.

8.4.2      Borrower agrees to submit or cause to be submitted to Lender within ten (10) days after any written request by Lender (but not more often than twice in any twelve month period), a certificate prepared by counsel and signed by Borrower stating that the BPY/BAM Ownership and Control Criteria are satisfied (or if not, stating that they are not), and briefly stating the material facts as to each entity in the chain of ownership between BPY and/or BAM and Borrower that are relevant to such conclusion. The level of detail in such certificate shall be substantially similar to the detail in the certificate with respect to the foregoing accepted by Lender in connection with the closing of the Loan.

8.4.3      Within ten (10) days after any written request by Lender, Borrower shall, subject to any limitations imposed by Provision 8.4.5, provide to Lender organizational documents for any of Borrower’s Constituents, to the extent Lender reasonably determines that such organizational documents are required to comply with law or to verify compliance with law (including, without limitation, the U.S. Patriot Act and limitations and requirements imposed by the U.S. Treasury Office of Foreign Assets Control).

8.4.4      Further, within ten (10) days after any written request by Lender, Borrower shall, subject to any limitations imposed by Provision 8.4.5, provide to Lender organizational documents for any of Borrower’s Constituents if: (i) the certificate described in this Section 8.4 is not delivered as and when required hereunder, or (ii) upon review of such certificate, Lender has reasonable questions regarding the ownership and control of Borrower or Liable Party, and such organizational documents are reasonably required to verify that no Transfer or change in control has occurred in violation of this Agreement; provided that in connection with the foregoing, so long as BPY and/or BAM retains Specially Defined Control of Borrower, Parking Sub and Liable Party, Lender shall not be entitled to receive organizational documents for any of Borrower’s Constituents which are Excluded Constituents or are not Affiliates of BPY and/or BAM (and for purposes hereof “Affiliates” shall include any entities in which BPY and/or BAM directly or indirectly owns an equity interest or a non-equity managing interest).

8.4.5      In providing organizational documents as may be required under Provisions 8.4.3 and 8.4.4, Borrower shall be entitled to redact such organizational documents as necessary to protect Borrower’s (and Borrower’s Constituents’) confidential information, so long as Lender’s objectives as described in this Section 8.4 can, as determined by Lender in Lender’s reasonable discretion, be satisfied by the documents in the form delivered. Furthermore, in the event such documents are provided in accordance with Provision 8.4.4, Borrower shall be required only to provide: (i) all provisions establishing control of the entity (including definitions for any defined terms used therein), and (ii) a certificate from Borrower in favor of Lender confirming that all provisions governing control of applicable entity have been provided.

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IX.         [Reserved]

X.          PARTICIPATION AND SALE OF LOAN

Section 10.1         Sale of Loan/Participation. Lender may sell, transfer or assign all or any portion of its interest or one or more participation interests in the Loan, the Loan Documents, the Guaranty, if any, and the Environmental Indemnity at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan. Lender may issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with a trust that may issue securities (the “Securities”). Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in the Loan or in the Securities (collectively, the “Investor”) or any prospective Investor or any Rating Agency rating the Securities, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, Parking Sub, any Liable Party and the Property, whether furnished by Borrower, Parking Sub, any Liable Party or otherwise, as Lender determines necessary or desirable. If Lender securitizes, sells or grants a participation in the Loan, divides the Loan, or otherwise requires Borrower to act in compliance with this Section 10.01, then, as between Lender and Borrower, Lender will pay all of its costs and expenses and will pay the reasonable costs and expenses of Borrower incurred in any such transactions which costs and expenses exceed $5,000 in the aggregate for all such transactions. Notwithstanding the foregoing: (i) Borrower shall not incur costs and expenses in excess of such amount without obtaining the prior written approval of Lender, and (ii) if Lender declines to approve any such reasonable additional costs and expenses, Borrower shall not be in default hereunder for failing to cooperate in a manner which reasonably necessitated such expenses.

Section 10.2         Splitting of the Mortgage. The provisions of Sections 5.2 of the Security Instrument and the Parking Parcels Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 10.3         Cooperation. Borrower will cooperate with Lender and the Rating Agencies (at no material cost to Borrower) in furnishing such information and providing such other assistance and reports as Lender may reasonably request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to prospective Investors and the Rating Agencies originals or copies of the Loan Documents, the Guaranty, if any, the Environmental Indemnity, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with respect to the Loan, Borrower, any Liable Party or the Property. Borrower shall also furnish to prospective Investors or the Rating Agencies any and all information concerning the Property, the Leases, the financial condition of Borrower or any Liable Party as may be requested by Lender, any prospective Investor or any Rating Agency in connection with any sale, transfer or participation interest.

54	LOAN AGREEMENT

XI.         DEFAULTS

Section 11.1         Event of Default.

Any of the following shall be deemed to be a material breach of Borrower’s covenants in this Agreement and shall constitute a default (“Event of Default”):

(a)          The failure of Borrower to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Lender or otherwise, within seven (7) days of the due date of such payment;

(b)          Except as otherwise set forth in this Section 11.1, the failure of Borrower or Parking Sub to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document or the Environmental Indemnity, or the failure of Liable Party to perform or observe any term, provision, covenant, condition or agreement under the Guaranty, within (i) the cure period specified therefor in such document, or, (ii) if no such cure period is specified then for a period of more than thirty (30) days after receipt of notice of such failure, however, if such failure is incapable of being cured within such thirty (30) days, Borrower shall have such period of time as is reasonably required to cure (but not to exceed a total of ninety (90) days), so long as (A) cure is commenced with such thirty (30) day period, (B) Borrower continues to diligently pursue such cure in good faith and (C) Lender’s security for the Loan is not, in the reasonable judgment of Lender, impaired as a result of the existence of such failure);

(c)          The filing by Borrower, Parking Sub or Liable Party (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, the filing against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy which is not dismissed within ninety (90) days, or an Insolvent Entity’s adjudication as a bankrupt or insolvent, or the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Rents and Profits, or the making by an Insolvent Entity of any general assignment for the benefit of creditors, or the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due;

(d)          If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents or the Indemnity Agreement or the Guaranty by Borrower, Parking Sub or Liable Party shall be materially false or misleading;

(e)          If Borrower shall suffer or permit the Property, or any part of the Property, to be used in a manner that is reasonably likely to (1) impair Borrower's title to the Property (or Parking Sub’s title to the Parking Parcels), (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property;

55	LOAN AGREEMENT

(f)          If Borrower shall default under Sections 4 or 6 of the Environmental Indemnity, which default is not cured within 10 Business Days after receipt of notice of such default;

(g)          If any breach or default shall occur under Section 5.2.1, Section 8.1, Section 8.2, Section 4.1.18, or Section 5.1.16;

(h)          If Borrower shall default under the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement which default results in a permanent or material temporary reduction in parking spaces allocated to the Property under the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement;

(i)          If any modification or amendment to the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement occurs without Lender’s prior written consent, and is not entirely undone within 10 Business Days after written notice from Lender;

(j)          If Borrower (or any Person who votes under the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement on behalf of the Property and/or the Parking Parcels) shall, without Lender’s prior written consent: (i) vote to materially alter the Parking Structure in a manner which materially and adversely affects the parking available to the Property (provided that loss of even one parking space shall be deemed a material adverse effect if it results in the failure of the Property to comply with Requirements), or (ii) vote not to rebuild such Parking Structure following a casualty or condemnation.

(k)          If (A) Borrower fails in the payment of any rent, additional rent or other charge mentioned in or made payable by the S-1 Lease as and when such rent or other charge is payable beyond any applicable notice and cure period (unless waived by the S-1 Lessor), (B) there occurs any other default by Borrower, as tenant under the S-1 Lease, in the observance or performance of any term, covenant or condition of the S-1 Lease on the part of Borrower, to be observed or performed beyond any applicable notice and cure period (unless waived by the S-1 Lessor), (C) if any one or more of the events referred to in the S-1 Lease occurs that would cause the S-1 Lease to terminate without notice or action by the S-1 Lessor or that would entitle the S-1 Lessor to terminate the S-1 Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the S-1 Lessor), (D) if the leasehold estate created by the S-1 Lease is surrendered or the S-1 Lease is terminated or canceled for any reason or under any circumstances whatsoever without the consent of Lender or (E) if any of the terms, covenants or conditions of the S-1 Lease are in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender except as otherwise permitted by this Agreement.

If more than one of the foregoing paragraphs shall describe the same condition or event, then Lender shall have the right to select which paragraph or paragraphs shall apply. In any such case, Lender shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for no notice or for a shorter time to cure (or for no time to cure).

56	LOAN AGREEMENT

Section 11.2         Remedies. The provisions of Articles 7 of the Security Instrument and of the Parking Parcels Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 11.3         Duration of Events of Default. If any Event of Default occurs (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall accept, in writing, performance of the defaulted obligation or shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in the Loan Documents, the Guaranty, if any, and/or the Environmental Indemnity to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default. Notwithstanding the foregoing, to the extent that an Event of Default exists by reason of a breach in payment of principal, interest, Impositions, Premiums, or advances that Borrower shall have the right to cure as expressly provided in California Civil Code Section 2924c(a)(1), and if Borrower shall cure said breach in accordance with the requirements of said statute, then such Event of Default as to said breach shall be deemed cured and shall cease to continue hereunder.

XII.        MISCELLANEOUS

Section 12.1         Successors and Assigns; Terminology. This Agreement applies to Lender, Liable Parties and Borrower, and their heirs, legatees, devisees, administrators, executors, successors and assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property. The term “Liable Party” shall include both the original Liable Party, and any subsequent or substituted Liable Party. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Section 12.2         Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender or any financial ratio is to be calculated or determined, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or Lender’s calculation or determination shall (except as is otherwise expressly herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 12.3         Governing Law. This Agreement, the Note, the other Loan Documents, the Guaranty, if any, and the Environmental Indemnity, their construction, interpretation, and enforcement, and the rights of Borrower and Lender, shall be determined under, governed by, and construed in accordance with the internal laws of the State, without regard to principles of conflicts of law.

57	LOAN AGREEMENT

Section 12.4         Modification. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5         Notices. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Agreement shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 12.5. Any notice shall be deemed to have been received upon receipt or refusal to accept delivery, in each case as shown on the return receipt or the receipt of United States Express Mail or such overnight commercial courier service.

If to Lender:	Metropolitan Life Insurance Company
Metropolitan Life Insurance Company
One MetLife Way
Whippany, NJ 07981-1449
Attention: Senior Managing Director, Real Estate Investments
Re: Figat7th, Los Angeles, CA

with a copy to:	Metropolitan Life Insurance Company
425 Market Street, Suite 1050
San Francisco, California 94105
Attention: Associate General Counsel, Real Estate Investments
Re: Figat7th, Los Angeles, CA

with a copy to:	Metropolitan Life Insurance Company
333 South Hope Street, Suite 3650
Los Angeles, California 90071
Attention: Regional Director/Officer in Charge
Re: Figat7th, Los Angeles, CA

If to Borrower:	BOP Figat7th LLC
c/o Brookfield Property Partners, L.P.
250 Vesey Street, 15th Floor
New York, NY10281-1023
Attention: Jason Kirschner

58	LOAN AGREEMENT

with a copy to:	BOP Figat7th LLC
c/o Brookfield Property Partners, L.P.
250 Vesey Street, 15th Floor
New York, NY10281-1023
Attention: General Counsel

with a copy to:	Goodwin
100 Northern Avenue
Boston, MA 02210
Attention: Samuel Richardson

Section 12.6         Waiver of Jury Trial. To the fullest extent permitted by law, Borrower and Lender HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY in any action, proceeding and/or hearing on any matter whatsoever arising out of, or in any way connected with, the Note, the Security Instrument, the Parking Parcels Security Instrument, or any of the other Loan Documents, or the enforcement of any remedy under any law, statute, or regulation. Neither party will seek to consolidate any such action in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. Each party has received the advice of counsel with respect to this waiver.

Section 12.7         Headings. The Article and/or Section headings and the Table of Contents in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Agreement

Section 12.8         Severability. If any provision of this Agreement should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Agreement except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Lender may, at its option, declare the Secured Indebtedness immediately due and payable.

Section 12.9         Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.10         Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

59	LOAN AGREEMENT

Section 12.11         Reserved.

Section 12.12         Expenses. The provisions of Sections 7.6 and 7.7 of the Security Instrument and of the Parking Parcels Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 12.13         Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.14         No Joint Venture or Partnership; No Third-Party Beneficiaries.

(a)          Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement, the other Loan Documents and the Environmental Indemnity are solely for the benefit of Lender and nothing contained in this Agreement, the other Loan Documents or the Environmental Indemnity shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.15         Publicity. All news releases, publicity or advertising through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Borrower or Lender or any of their Affiliates shall be subject to the prior approval of Lender and Borrower.

Section 12.16         Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Secured Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Secured Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

60	LOAN AGREEMENT

Section 12.17         Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Environmental Indemnity. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents or the Environmental Indemnity.

Section 12.18         Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Environmental Indemnity, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and the Environmental Indemnity and that such Loan Documents and the Environmental Indemnity shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents, the Environmental Indemnity or any other agreements or instruments that govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender and its Affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 12.19         Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and disbursements) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the payment of the Secured Indebtedness.

61	LOAN AGREEMENT

Section 12.20         Exculpation.

(a)          Upon the occurrence of an Event of Default, except as provided in this Section 12.20, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrower. However, nothing contained in this Section shall limit the rights of Lender to proceed against Liable Party under the Guaranty or against Borrower, (i) [Reserved]; (ii) to recover actual damages for fraud, intentional material misrepresentation, or intentional physical waste; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits paid to Borrower or prepaid rents for a period of more than 30 days in advance of their respective due dates which have not been delivered to Lender or otherwise applied pursuant to the terms of the Loan Documents; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Lender acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover all amounts due and payable pursuant to the Environmental Indemnity; (vii) to recover all amounts due and payable pursuant to Sections 7.6 and 7.7 of the Security Instrument or of the Parking Parcels Security Instrument and any amount expended by Lender in connection with the foreclosure of the Security Instrument, the Parking Parcels Security Instrument, and the Pledge Agreement, provided that if the foreclosure of the Security Instrument, the Parking Parcels Security Instrument, and the Pledge Agreement is uncontested then Borrower’s liability hereunder for the costs thereof shall be limited to any such costs in excess of $25,000 (the Guaranty will apply to this clause (vii) only to the extent that Borrower hinders or delays Lender’s exercise of remedies in bad faith); (viii) to recover costs and actual damages arising from Borrower’s failure to pay any Premiums or Impositions in the event Borrower is not required to deposit such amounts with Lender pursuant to Section 5.2.14 of this Agreement, except where such failure to pay is due to insufficiency of available funds of Borrower where during the six-month period prior to such failure to pay and at all times thereafter all Borrower’s funds were used for expenses (other than costs of disputes with Lender) of the Property that are permitted to be incurred under the Loan Documents, and none of Borrower’s funds were distributed to any owner of Borrower, and, in the case of failure to pay Premiums Borrower provided prior written notice to Lender stating expressly that it would not be able to fund such payment of Premiums; (ix) to recover costs and actual damages arising from Borrower’s failure to comply with Sections 4.1.5, or 5.2.8 of this Agreement pertaining to ERISA; (x) to recover any actual damages, costs, expenses or liabilities, including attorneys' fees, incurred by Lender and arising from any breach or enforcement of any "environmental provision" (as defined in California Code of Civil Procedure Section 736, as such Section may be amended from time to time) relating to the Property or any portion thereof; (xi) to recover costs and actual damages arising from any unpermitted Transfer or Secondary Financing which occurs to the extent consisting of leases of space in the Property in violation of the Loan Documents; (xii) to recover all costs and expenses, including reasonable attorneys’ fees incurred by Lender as a consequence of Borrower’s amending the S-1 Lease without Lender’s consent, which consent Lender may withhold in its sole discretion; (xiii) to recover any loss (including diminution in value), liabilities, damages, costs and expenses (including reasonable attorneys’ fees), incurred by Lender and arising from Borrower’s voting (or any vote being cast on behalf of the Property) under the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement without Lender’s prior written consent as to such vote, and/or (xiv) to recover any loss (including diminution in value), liabilities, damages, costs and expenses (including reasonable attorneys’ fees), incurred by Lender and arising from Borrower’s failure to execute and deliver an amendment to the Sub-REA as required under the Post-Closing Agreement or Borrower’s failure to obtain and deliver any recordable written consent and subordination to such amendment from any property owner or holder of any mortgage or deed of trust as required by the Post-Closing Agreement. Notwithstanding the foregoing, Borrower (and Liable Party under the Guaranty) shall not be liable under the foregoing clause (xiv) if Borrower is prevented from performing its obligation to execute and deliver the referenced amendment because of Lender’s failure to comply with its obligation under the Post-Closing Agreement to negotiate such amendment reasonably and diligently after Borrower shall have given written notice to Lender specifying in reasonable detail Borrower’s reasons for alleging that Lender is not so negotiating reasonably and diligently.

62	LOAN AGREEMENT

The limitation of liability set forth in this Section 12.20 shall not apply, and the Loan shall be fully recourse to Borrower in the event that prior to the full, final and indefeasible repayment of the Secured Indebtedness, Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within 90 days of filing. Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Secured Indebtedness merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Borrower Party; and (2) none of the Borrower nor any Borrower Party shall propose or support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of Lender's rights under the Loan Documents or the Environmental Indemnity, without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion. “Full, final and indefeasible repayment of the Secured Indebtedness” as used above shall be deemed to occur only if the Secured Indebtedness is lawfully and fully repaid in United States currency under such circumstances that no part of such payment can be lawfully set aside or clawed back, or lawfully rendered void, or lawfully adjudicated to violate the rights of any Person who as a consequence thereof would have remedies against Lender, whether as a preference, fraudulent conveyance or otherwise.

Notwithstanding the foregoing, the limitation on liability set forth in this Section 12.20 shall not apply, and the Loan shall be fully recourse to Borrower in the event there is a Transfer or Secondary Financing, except any Transfer or Secondary Financing that (a) is permitted by the Loan Documents, (b) is otherwise approved by Lender in writing, (c) consists of mechanics liens which have not been foreclosed, or other involuntary liens which have not been foreclosed, (d) leases of space in the Property in violation of the Loan Documents, or (e) the granting of easements and licenses entered into in the ordinary course of business that (1) do not and would not reasonably be expected to have a material adverse effect on the value of the Property or operations thereat, (2) do not and would not reasonably be expected to adversely affect the ability of the Borrower to lease retail space at the Property, and (3) do not and would not affect the validity, priority or enforceability of the Loan Documents, (f) comprised of a UCC sale or realization upon the Collateral, or a foreclosure sale or mutually agreed deed in lieu of foreclosure, in each case under the Loan Documents (the date on which any of the foregoing in this clause (e) occurs, a “Transfer Date”) nor any Transfer or Secondary Financing after the Transfer Date, (g) any transfer or loss of any certificate evidencing an equity interest in Parking Sub once such certificate is in the possession of Lender or its agents, or (h) any transfer or loss resulting from any claim by a Person that such Person holds a beneficial interest in the Parking Sub as a result of holding the certificate of membership interest in the Parking Sub (Certificate Number 001) previously pledged to Compass Bank.

63	LOAN AGREEMENT

Also notwithstanding the foregoing, the Loan shall be fully recourse to Borrower and the Liable Party in the event that the S-1 Lease is terminated without the consent of Lender, which consent Lender may withhold in its sole discretion, or is modified in a manner that would interfere with Lender’s ability (after foreclosure, deed in lieu, or appointment of a receiver) to provide to Target Corporation or its successor all of its rights under the Target Lease or a successor Lease to the extent on the same terms, provided that recourse under this sentence shall not apply with respect to any such modification or termination that is entirely and effectively undone with no loss of rights against Target Corporation (or any successor tenant occupying all or any portion of the Target Lease space).

Also notwithstanding the foregoing, in any case where Borrower or Liable Party is the tenant under any Lease or is a guarantor of any Lease, nothing in this Section 12.20 shall limit the rights of Lender or its successors to enforce such Lease and/or guaranty of Lease against Borrower and/or Liable Party if applicable, after foreclosure of the Security Instrument or Parking Parcels Security Instrument, as applicable (or deed in lieu thereof) or during such time as Lender or a receiver shall be entitled to enforce the Assignment of Leases or Parking Parcels Assignment of Leases as applicable.

In addition, without limitation of the limits on recourse set forth herein, this section shall not waive any rights which Lender would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to require that the Property shall continue to secure all of the Secured Indebtedness.

“Borrower Party” means Borrower, Liable Party, and any other entity controlling, controlled by or under common control with either of them, and “Borrower Parties” means any two or more of them.

(b)          Notwithstanding any provision to the contrary contained herein or any other Loan Documents or the Environmental Indemnity (and this provision shall in all cases supersede all contradictory provisions and agreements contained herein or in the Loan Documents and/or the Environmental Indemnity), none of Borrower’s Constituents (other than Borrower and Liable Party) nor any of the officers, directors or employees of Borrower or of any of Borrower’s Constituents (including Excluded Constituents)(collectively the “Up-Tier Borrower Parties”) shall be personally liable for, and Lender shall not seek damages, money judgments, deficiency judgment or personal judgment against any of the Up-Tier Borrower Parties for, the enforcement of any of the obligations of Borrower or any other party hereunder or under any of the other Loan Documents or the Environmental Indemnity.

Where this Section 12.20 states that Lender may proceed against Liable Party, or that Liable Party shall be liable, or that any obligation shall be recourse to Liable Party, the same refers to Lender’s rights against Liable Party under the Guaranty.

64	LOAN AGREEMENT

Section 12.21         Prior Agreements. This Agreement, the other Loan Documents and the Environmental Indemnity contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the loan application, are superseded by the terms of this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.22         Liability of Borrower. The obligations of Borrower under this Agreement, the Security Instrument and the other Loan Documents are subject to the limitations on recourse set forth in Section 12.20.

Section 12.23         Obligations of Borrower for Parking Sub. Where this Agreement or any of the Loan Documents includes any provision that would be the obligation of Parking Sub if such document were executed by Parking Sub (such as where this Agreement says that “Parking Sub shall ...” or “Parking Sub will ...” or “Parking Sub shall not...” or “Parking Sub will not ...”), the same shall constitute the obligation of Borrower to cause the thing required of Parking Sub to occur (or not to occur as applicable). To the extent that Parking Sub executes and delivers any documents to Lender in connection with the Loan, all obligations of Parking Sub thereunder shall be the joint and several obligations of Borrower and Parking Sub. All representations in this Agreement and in any of the other Loan Documents pertaining to Parking Sub are representations made by Borrower. As between Borrower and Lender, all actions and inactions of Parking Sub shall be attributed to Borrower to the same effect as if the same had been done or not done by Borrower. All things known to Borrower shall be deemed known to Parking Sub. All notices received by (or effectively given to) Borrower shall be deemed received (or effectively given) to Parking Sub.

Section 12.24         Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 12.25         Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement.

Section 12.26         Time Of The Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.27         No Merger. In the event that Lender should become the owner of the Property, there shall be no merger of the estate created by the Security Instrument with the fee estate in the Property.

Section 12.28         Certain Obligations Not Secured. Anything to the contrary herein or elsewhere notwithstanding, no lien or security interest under this Agreement, the Security Instrument, the Assignment of Leases, the Parking Parcels Security Instrument, the Parking Parcels Assignment of Leases or any other of the Loan Documents shall secure the Environmental Indemnity or the Guaranty or any obligations of any Liable Party.

65	LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the date of this Agreement.

LENDER:

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:	/s/ Jacqueline A. Denning
Name: Jacqueline A. Denning
Title: Managing Director

[Signatures continue on next page]

Signature Page

LOAN AGREEMENT

BORROWER:

BOP FIGat7th LLC,
a Delaware limited liability company

By:	/s/ Jason Kirschner
Name: Jason Kirschner
Title: Senior Vice President, Finance

Signature Page

LOAN AGREEMENT

SCHEDULE 4.1.21

MATERIAL AGREEMENTS

None.

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF LOS ANGELES, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

LOT 3 OF TRACT NO. 71804, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1379 PAGES 42 TO 48, INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT FROM SAID LAND ALL MINERALS, GAS, OIL, PETROLEUM, NAPTHA AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER THAT PORTION OF SAID LAND, INCLUDED WITHIN THAT PORTION OF THE JACKINS TRACT IN BOOK 2 PAGE 71 OF MAPS, DESCRIBED AS FOLLOWS:

LOT 16 AND THE EASTERLY 10 FEET OF LOT 17 TOGETHER WITH THAT PORTION OF SAID LAND WHICH WOULD PASS BY OPERATIONS OF LAW WITH THE CONVEYANCE OF SAID LOT 16 AND THE EASTERLY 10 FEET OF LOT 17 TOGETHER WITH ALL NECESSARY AND CONVENIENT RIGHTS TO EXPLORE FOR, DEVELOP, PRODUCE, EXTRACT AND TAKE THE SAME INCLUDING THE EXCLUSIVE RIGHT TO DIRECTIONALLY DRILL INTO AND THROUGH SAID LAND FROM OTHER LANDS AND INTO THE SUBSURFACE OR OTHER LANDS, SUBJECT TO THE EXPRESS LIMITATIONS THAT ANY AND ALL OPERATIONS FOR THE EXPLORATION, DEVELOPMENT, PRODUCTION, EXTRACTION AND TAKING OF ANY OF SAID SUBSTANCES SHALL BE CARRIED ON AT LEVELS BELOW THE DEPTH OF 500 FEET FROM THE SURFACE OF THE ABOVE DESCRIBED PROPERTY BY MEANS OF MINES, WELLS, DERRICKS, AND/OR OTHER EQUIPMENT FROM THE SURFACE LOCATIONS ON ADJOINING OR NEIGHBORING LAND LYING OUTSIDE OF THE ABOVE DESCRIBED PROPERTY AND SUBJECT FURTHER TO THE EXPRESS LIMITATIONS THAT THE FOREGOING RESERVATIONS SHALL IN NO WAY BE INTERPRETED TO INCLUDE ANY RIGHTS OF ENTRY IN AND UPON THE SURFACE OF THE ABOVE DESCRIBED STRIP OF LAND, AS RESERVED BY MARY E. MC KENNEY, A MARRIED WOMAN ALSO KNOWN AS MARY ELIZABETH MC KENNEY, IN DEED RECORDED SEPTEMBER 24, 1968 AS INSTRUMENT NO. 560.

EXCEPT FROM SAID LOT, ALL OIL, GAS, AND MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXPLORE FOR AND EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF ANY WELL, HOLE, SHAFT OR OTHER MEANS OF EXPLORING FOR, REACHING OR EXTRACTING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE CENTRAL BUSINESS DISTRICT REDEVELOPMENT PROJECT AREA AS RECORDED IN BOOK M5077 PAGE 558 OF LOS ANGELES COUNTY RECORDS, STATE OF CALIFORNIA, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN DEED RECORDED JUNE 7, 1982 AS INSTRUMENT NO. 82-576233.

PARCEL 1A:

LOT 4 OF AMENDED TRACT 32622, IN THE CITY OF LOS ANGELES, AS PER MAP RECORDED IN BOOK 1098 PAGE 83 TO 86 INCLUSIVE OF MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT FROM SAID LOT 4, ALL OIL, GAS, AND MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXPLORE FOR AND EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF ANY WELL, HOLE, SHAFTS OR OTHER MEANS OF EXPLORING FOR, REACHING OR EXTRACTING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE CENTRAL BUSINESS DISTRICT REDEVELOPMENT PROJECT AREA AS RECORDED IN BOOK M5077 PAGE 558 OF OFFICIAL RECORDS COUNTY RECORDER, STATE OF CALIFORNIA, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN DEED RECORDED JUNE 7, 1982 AS INSTRUMENT NO. 82-576233.

PARCEL 2:

EASEMENTS FOR PARKING, INGRESS AND EGRESS FOR PEDESTRIANS AND AUTOMOBILES, UTILITIES, SUPPORT, CONSTRUCTION, LOADING DOCKS AND OTHER MATTERS UPON THE TERMS AND CONDITIONS CONTAINED IN AND AS PROVIDED IN THAT CERTAIN AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT BY AND AMONG SEVENTH STREET PLAZA ASSOCIATES, THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, AND PPLA PLAZA LIMITED PARTNERSHIP, DATED JUNE 20, 1986 AND RECORDED JUNE 04, 1987 AS INSTRUMENT NO. 87-885291, OFFICIAL RECORDS, SAID AGREEMENT BEING AMENDED BY AMENDMENT NO. 1 TO AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT, DATED DECEMBER 5, 1990, BY AND BETWEEN PPLA PLAZA LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP AND SOUTH FIGUEROA PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, SUCCESSOR IN INTEREST TO SEVENTH STREET PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, FORMERLY KNOWN AS OXFORD-PRUDENTIAL JOINT VENTURE, RECORDED DECEMBER 21, 1990 AS INSTRUMENT NO. 90-2108281, AND RE-RECORDED APRIL 30, 1991 AS INSTRUMENT NO. 91-619078, BOTH OF OFFICIAL RECORDS, AND BY AMENDMENT NO. 2 TO AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT, DATED JANUARY 1, 1993, BY AND AMONG PPLA PLAZA LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP, SOUTH FIGUEROA PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, SUCCESSOR IN INTEREST TO SEVENTH STREET PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, FORMERLY KNOWN AS OXFORD-PRUDENTIAL JOINT VENTURE, AND THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, RECORDED JANUARY 30, 1995 AS INSTRUMENT NO. 95-150496, OFFICIAL RECORDS.

PARCEL 3:

EASEMENTS FOR PEDESTRIAN INGRESS AND EGRESS, ENCROACHMENTS, CONSTRUCTION, UTILITIES AND SUPPORT, LOADING DOCKS, PARKING TURNAROUND, ACCESS, MAINTENANCE, REPAIR, RESTORATION AND REPLACEMENT, AND CONDENSED WATER AND OTHER MATTERS UPON THE TERMS AND CONDITIONS CONTAINED IN AND AS PROVIDED IN THAT CERTAIN RECIPROCAL EASEMENT AND COST SHARING AGREEMENT BY AND AMONG EYP REALTY, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BOP FIGAT7TH LLC, A DELAWARE LIMITED LIABILITY COMPANY AND BOP FIGAT7TH PARKING LLC, A DELAWARE LIMITED LIABILITY COMPANY, DATED SEPTEMBER 10, 2014, AND RECORDED ON SEPTEMBER 11, 2014 AS INSTRUMENT NO. 2014-0962893, OF OFFICIAL RECORDS.

PARCEL 4:

EASEMENTS AS CREATED BY THAT CERTAIN DOCUMENT ENTITLED “AMENDED AND RESTATED LOT 4 CO-OWNERSHIP AGREEMENT”, DATED SEPTEMBER 10, 2014 EXECUTED BY EYP REALTY, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BOP FIGAT7TH LLC, A DELAWARE LIMITED LIABILITY COMPANY AND MAGUIRE PROPERTIES – 777 TOWER, LLC, A DELAWARE LIMITED LIABILITY COMPANY AND MAGUIRE PROPERTIES – 755 S. FIGUEROA LLC, A DELAWARE LIMITED LIABILITY COMPANY, SUBJECT TO ALL THE TERMS, PROVISION(S) AND CONDITIONS THEREIN CONTAINED, RECORDED SEPTEMBER 11, 2014 AS INSTRUMENT NO. 2014-0962892, OF OFFICIAL RECORDS.

PARCEL 5:

WATER SUPPLY EASEMENTS AS CREATED BY THAT CERTAIN GRANT DEED DATED SEPTEMBER 5, 2014 EXECUTED BY EYP REALTY, LLC, A DELAWARE LIMITED LIABILITY COMPANY IN FAVOR OF BOP FIGAT7TH LLC, A DELAWARE LIMITED LIABILITY COMPANY, SUBJECT TO ALL THE TERMS, PROVISION(S) AND CONDITIONS THEREIN CONTAINED, RECORDED SEPTEMBER 11, 2014 AS INSTRUMENT NO. 2014-0962887, OF OFFICIAL RECORDS.

PARCEL 6:

THOSE CERTAIN AREAS COMMONLY REFERRED TO AS TRUCK DOCKS, STORAGE, ELEVATOR AREA, AND TRASH COMPACTOR AREA OF APPROXIMATELY 4,501 SQUARE FEET OF FLOOR AREA LOCATED ON THE S-1 LEVEL AND IDENTIFIED ON EXHIBIT A (OF THE LEASE REFERRED TO IN SCHEDULE A, AS SPACE S1-10, AND ANY EQUIPMENT ASSOCIATED WITH THE TRUCK DOCK AND LOADING FACILITIES (E.G. BAY DOORS, DOCK PADS, BUMPERS, ETC.); AND THAT CERTAIN CHILLER ROOM CONTAINING APPROXIMATELY 815 SQUARE FEET OF FLOOR AREA LOCATED ON THE ON THE S-1 LEVEL AND IDENTIFIED ON EXHIBIT A OF THE LEASE REFERRED TO IN SCHEDULE A AS SPACE S1-20, WHICH ARE SITUATED ON A PORTION OF LOT 1 OF TRACT NO. 71804, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 1379 PAGES 42 TO 48, INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

APN: 5144-009-095

PARCEL 7:

LOTS 5 AND 6 OF AMENDED TRACT 32622, IN THE CITY OF LOS ANGELES, AS PER MAP RECORDED IN BOOK 1098 PAGES 83 TO 86 INCLUSIVE OF MAPS THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL 8:

AN EASEMENT FOR PEDESTRIAN INGRESS, EGRESS, ENCROACHMENTS, CONSTRUCTION, UTILITIES, SUPPORT, LOADING DOCK, PARKING TURNAROUND, ACCESS, MAINTENANCE, RESTORATION, AND CONDENSER WATER, AS CREATED BY A DOCUMENT ENTITLED “RECIPROCAL EASEMENT AND COST SHARING AGREEMENT”, DATED SEPTEMBER 10, 2014 EXECUTED BY EYP REALTY, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BOP FIGAT7TH LLC, A DELAWARE LIMITED LIABILITY COMPANY AND BOP FIGAT7TH PARKING LLC, A DELAWARE LIMITED LIABILITY COMPANY, SUBJECT TO ALL THE TERMS, PROVISION(S) AND CONDITIONS THEREIN CONTAINED, RECORDED SEPTEMBER 11, 2014 AS INSTRUMENT NO. 2014-0962893, OF OFFICIAL RECORDS.

PARCEL 9:

EASEMENTS FOR PARKING, INGRESS AND EGRESS FOR PEDESTRIANS AND AUTOMOBILES, UTILITIES, SUPPORT, CONSTRUCTION, LOADING DOCKS AND OTHER MATTERS UPON THE TERMS AND CONDITIONS CONTAINED IN AND AS PROVIDED IN THAT CERTAIN AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT BY AND AMONG SEVENTH STREET PLAZA ASSOCIATES, THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, AND PPLA PLAZA LIMITED PARTNERSHIP, DATED JUNE 20, 1986 AND RECORDED JUNE 04, 1987 AS INSTRUMENT NO. 87-885291, OFFICIAL RECORDS, SAID AGREEMENT BEING AMENDED BY AMENDMENT NO. 1 TO AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT, DATED DECEMBER 5, 1990, BY AND BETWEEN PPLA PLAZA LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP AND SOUTH FIGUEROA PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, SUCCESSOR IN INTEREST TO SEVENTH STREET PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, FORMERLY KNOWN AS OXFORD-PRUDENTIAL JOINT VENTURE, RECORDED DECEMBER 21, 1990 AS INSTRUMENT NO. 90-2108281, AND RE-RECORDED APRIL 30, 1991 AS INSTRUMENT NO. 91-619078, BOTH OF OFFICIAL RECORDS, AND BY AMENDMENT NO. 2 TO AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT, DATED JANUARY 1, 1993, BY AND AMONG PPLA PLAZA LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP, SOUTH FIGUEROA PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, SUCCESSOR IN INTEREST TO SEVENTH STREET PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, FORMERLY KNOWN AS OXFORD-PRUDENTIAL JOINT VENTURE, AND THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, RECORDED JANUARY 30, 1995 AS INSTRUMENT NO. 95-150496, OFFICIAL RECORDS.

APN: 5144-009-083, 084

EXHIBIT B

LEASING GUIDELINES

“Leasing Guidelines” shall mean the guidelines reasonably approved in writing by Lender, from time to time, with respect to the leasing of the Property. The following are the initial Leasing Guidelines:

(a) All Leases shall be on the standard form of lease reasonably approved by Lender in writing (or if the tenant is a regional or national retail chain, on its form of lease), subject to Customary Negotiated Modifications;

(b) All Leases shall have an initial term of not more than 13 years;

(c) None of the Leases shall have an initial premises of more than 10,000 square feet;

(d) All Leases shall have an annual minimum rent payable at least equal to the then prevailing market rental rate for comparable leases similar in context to the subject lease, including without limitation, with respect to any rent concessions, free rent or tenant improvements, size and creditworthiness and bargaining power of the prospective tenant and location, view and height of the space covered by a proposed lease;

(e) No Lease shall be executed without consent of the Lender during the continuance of an Event of Default; and

(f) All payments of rent, additional rent or any other amounts due from a tenant to a landlord under any Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations.

“Customary Negotiated Modifications” shall mean modifications (other than with respect to mortgagee protection provisions) negotiated on a case-by-case basis with specific tenants that are customary in the market for comparable leases.

*          *         *

EXHIBIT C

RENT ROLL

Exhibit C – Page 1

EXHIBIT D

ORGANIZATIONAL CHART